UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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RSP PERMIAN, INC.

(Name of Registrant as Specified In Its Charter)

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RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

April 29, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of RSP Permian, Inc. The Annual Meeting will be held on Wednesday, May 25, 2016, at 9:00 a.m., local time, at our headquarters located at 3141 Hood Street, Dallas, Texas 75219. The Annual Meeting will be held in suite 700 on the seventh floor.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

In addition to the Proxy Statement, you have also received a copy of our 2015 Annual Report to Stockholders, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2015 Annual Report to Stockholders on our website at www.rsppermian.com.

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card. See “About the Annual Meeting—How do I vote?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Steven Gray

Steven Gray

Chief Executive Officer and Director

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., local time, on Wednesday, May 25, 2016

LOCATION	RSP Permian, Inc. 3141 Hood Street, Suite 700 Dallas, Texas 75219

ITEMS OF BUSINESS	1. To elect the two directors named in the Proxy Statement to hold office until the 2019 annual meeting;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

3. To hold an advisory vote to approve executive compensation;

4. To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The stockholders of record at the close of business on Monday, April 4, 2016, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares over the internet at www.voteproxy.com, by phone toll-free at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting To Be Held on May 25, 2016. The Proxy Statement and accompanying 2015 Annual Report to Stockholders are available at www.rsppermian.com.

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

PROXY STATEMENT

We are providing these proxy materials in connection with the 2016 Annual Meeting of Stockholders of RSP Permian, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2015 Annual Report to Stockholders were first provided to stockholders on or about April 29, 2016. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “RSP Permian,” “our company,” “the Company,” “us,” “we” and “our” refer to RSP Permian, Inc. and its consolidated subsidiaries.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2016 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular Annual Meeting of Stockholders. Stockholders will be voting on the following matters at the Annual Meeting:

1.	Election of the two directors named in the Proxy Statement to hold office until the 2019 annual meeting, which we refer to as Proposal 1;

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, which we refer to as Proposal 2;

3.	An advisory vote to approve the Company’s compensation programs for executive officers, which we refer to as Proposal 3 or the say-on-pay vote;

4.	An advisory vote on future stockholder advisory votes to approve the Company’s compensation programs for executive officers, which we refer to as Proposal 4 or the say-on-pay frequency vote; and

5.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Joseph B. Armes and Matthew S. Ramsey as directors;

2.	For the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

3.	For approval of the Company’s executive compensation programs as set forth in Proposal 3; and

4.	One Year for the frequency of the advisory vote on the Company’s compensation for executive officers as set forth in Proposal 4.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 4, 2016 as the record date for the Annual Meeting, which we refer to as the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 101,644,126 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, you properly vote by internet or phone, you submit a proxy card or a voting instruction card has been properly submitted on your behalf. Both abstentions and broker non-votes are also counted as present for the purpose of determining the presence of a quorum.

What is a broker non-vote?

A broker non-vote is a share of common stock that is beneficially owned by a person or entity and held by a broker, bank or other nominee, but for which the broker, bank or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner regarding how to vote on such matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, by internet or phone or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

The say-on-pay and say-on-frequency votes are only advisory in nature and have no binding effect on us or our Board of Directors. Our Board of Directors will consider the say-on-pay vote approved if the votes cast in favor of such proposal exceed the votes cast against such proposal. With respect to the say-on-frequency vote, our Board of Directors will consider the frequency option that receives the highest number of votes to be the option recommended by stockholders. Accordingly, abstentions and broker non-votes will not be counted as votes cast for or against Proposal 3 or in favor of any say-on-frequency option provided in Proposal 4.

How do I vote?

You can vote either in person at the meeting, by internet or phone (using the instructions on the accompanying proxy card or voting instruction card) or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card or voting instruction card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by internet, phone or proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in “street name” (through a bank, broker or other nominee), you must obtain a proxy from your bank, broker or other nominee and bring that proxy to the meeting.

Will my shares be voted if I don’t vote by internet or phone or provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker, bank or other nominee may be able to vote your shares for certain “routine” matters even if you do not provide the broker, bank or other nominee with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2016 is considered routine. For matters not considered routine, including the election of directors, the say-on-pay vote and the say-on-pay frequency vote, if you do not give your broker, bank or other nominee instructions on how to vote your shares, the broker, bank or other nominee will return the proxy card without voting on that proposal. This is a broker non-vote.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated James Mutrie as proxy. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name and do not return the voting instruction card, the broker, bank or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, brokers, banks and other nominees do not have the discretion to vote on the election of directors or matters relating to executive compensation. It is therefore important that you provide instructions to your broker, bank or other nominee if your shares are held in street name so that your shares will be voted in the election of directors, the say-on-pay vote and the say-on-frequency vote.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” (with instructions indicating the nominee for which you are withholding your vote). For Proposal 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 4, you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.”

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers, banks and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers, banks and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change my vote or revoke my proxy after I vote by internet or phone or return my proxy card or voting instruction card?

Yes. Even if you vote by internet or phone or sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to change your vote or revoke your proxy. You can revoke your proxy at any time before your proxy is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, by timely changing your vote by internet or phone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker, bank or other nominee.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the person named in your proxy will vote in accordance with his best judgment.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect two directors to serve on the Board of Directors. The Company’s Amended and Restated Certificate of Incorporation provides that the Board of Directors will consist of a number of directors to be determined from time to time by resolution adopted by the Board of Directors. The Board currently consists of eight directors. The Company’s Amended and Restated Certificate of Incorporation divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II and III presently end at the annual meetings in 2018, 2016 and 2017, respectively. Currently Class I has three directors, Class II has two directors and Class III has three directors.

The Board of Directors has nominated Joseph B. Armes and Matthew S. Ramsey for election as Class II directors for three-year terms expiring at the 2019 annual meeting. Messrs. Armes and Ramsey currently serve as directors.

When elected, a director serves until his or her successor has been duly elected and qualified or until such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the two nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. The Company did not receive any stockholder nominations for director.

If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Directors are elected by a plurality of the votes cast. This means that the two nominees who receive the most “FOR” votes (among votes properly cast in person, by internet or phone or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR both Director Nominees.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

The Audit Committee has selected Grant Thornton LLP, or Grant Thornton, to audit the consolidated financial statements of the Company as of December 31, 2016, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the selection of Grant Thornton.

Grant Thornton has served as the Company’s independent registered public accounting firm since the Company’s inception. The Company has been advised by Grant Thornton that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Grant Thornton will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Certificate of Incorporation nor the Company’s Amended and Restated Bylaws require that stockholders ratify the selection of Grant Thornton as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton but may, nonetheless, retain Grant Thornton as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person or represented by proxy, at the Annual Meeting is necessary to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2016. Abstentions have the same effect as a vote against the proposal. Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and related rules of the Securities and Exchange Commission, which we refer to as the SEC, we are providing stockholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this Proxy Statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act, in 2015, we did not have an advisory stockholder vote on our executive compensation at the 2015 Annual Meeting.

In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the compensation tables and accompanying narrative discussion contained in this Proxy Statement. As described more fully in the Compensation Discussion and Analysis section, our compensation philosophy, policies and practices seek to pay for performance and align stockholder and executive interests. Consistent with this philosophy, the Compensation Committee of the Board of Directors believes our executive compensation program is reasonable and aligned with stockholder interests.

The Board of Directors recommends that you vote in favor of the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for this Annual Meeting pursuant to Rule 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative executive compensation disclosures, is hereby approved.”

The vote on our executive compensation programs is advisory and nonbinding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

The Board of Directors unanimously recommends that you vote FOR approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 3 above, we are asking stockholders to vote on an advisory resolution on executive compensation. Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years. Accordingly, stockholders will be able to specify one of four choices for Proposal 4 on the proxy card: 1 year, 2 years, 3 years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors.

The Board of Directors has considered the matter and determined to recommend that shareholders vote for holding the advisory vote on executive compensation every year. While our executive compensation program is designed to promote long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Accordingly, the Board of Directors believes that an annual advisory say-on-pay vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year.

The Board of Directors unanimously recommends that you vote 1 YEAR for the advisory vote on the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Nominees

Name and Experience	Age	Class

Joseph B. Armes, Director, has served as a member of our Board of Directors since December 2013. Since January 2014, Mr. Armes has been the Chairman of the Board of Capital Southwest Corporation (“CSWC”), a publicly traded investment company. In addition, since October 1, 2015, Mr. Armes has served as Chairman of the Board and CEO of CSW Industrials, Inc., a publicly-traded diversified industrial growth company. Mr. Armes served as Chief Executive Officer and President of CSWC from June 17, 2015 to September 30, 2015. Since 2010, Mr. Armes has served as President and Chief Executive Officer of JBA Investment Partners, a family investment vehicle. From 2005 to 2010, Mr. Armes served as Chief Operating Officer of Hicks Holdings, LLC. Prior to 2005, Mr. Armes served as Executive Vice President and General Counsel and later as Chief Financial Officer of Hicks Sports Group, LLC, as Executive Vice President and General Counsel of Suiza Foods Corporation (now Dean Foods Company) and Vice President and General Counsel of The Morningstar Group Inc. In addition, from 2007 to 2009, Mr. Armes served as CEO and director of Hicks Acquisition Co. I, Inc., a publicly-traded acquisition company. Mr. Armes received a B.B.A. in Finance and an M.B.A. from Baylor University and a J.D. from Southern Methodist University.

Mr. Armes has significant experience as an executive officer and director in a variety of public companies and an extensive background in strategic investing. We believe his background and skill set make Mr. Armes well-suited to serve as a member of the Board of Directors.

	54	II

Matthew S. Ramsey, Director, has served as a member of our Board of Directors since January 2014. Since November 2015, Mr. Ramsey has served as a director and the President and Chief Operating Officer of the general partner of Energy Transfer Partners, L.P., a publicly-traded master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. In April 2015, Mr. Ramsey was appointed as the Chairman of the Board of the general partner of Sunoco, L.P., having been previously appointed to the board in August 2014. Since July 2012, Mr. Ramsey has served as a member of the board of directors of the general partner of Energy Transfer Equity, L.P., and as a member of its audit and compensation committees. From 2000 until November 2015, Mr. Ramsey served RPM Exploration, Ltd., a private oil and gas exploration limited partnership generating and drilling 3-D seismic prospects on the Gulf Coast of Texas, as President and a member of the board of directors of its general partner, Ramsey, Pawelek & Maloy, Inc. From March 2012 to July 2012, Mr. Ramsey served as a member of the board of directors of Southern Union Company. Currently, Mr. Ramsey also serves as President of Ramsey Energy Management, LLC, the general partner of Ramsey Energy Partners, I, Ltd., a private oil and gas partnership; President of Dollarhide Management, LLC, the general partner of Deerwood Investments, Ltd., a private oil and gas partnership; President of Gateshead Oil, LLC, a private oil and gas partnership; and Manager of MSR Energy, LLC, the general partner of Shafter Lake Energy Partners, Ltd., a private oil and gas partnership. Previously, Mr. Ramsey served	61	II

Name and Experience	Age	Class

as President of DDD Energy, Inc. from 2001 until its sale in 2002; President, Chief Executive Officer and a member of the board of directors of OEC Compression Corporation, a publicly-traded oil field service company, from 1996 to 2000; and Vice President of Nuevo Energy Company, an independent energy company, from 1991 to 1996. Additionally, from 1990 to 1996, he was employed by Torch Energy Advisors, Inc., a company providing management and operations services to energy companies, where he last served as Executive Vice President. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of the Harvard Business School Advanced Management Program.

Mr. Ramsey has significant experience as an executive officer and director in a variety of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set make Mr. Ramsey well-suited to serve as a member of the Board of Directors.

Continuing Directors

Name and Experience	Age	Class

Ted Collins, Jr., Director, has served as a member of our Board of Directors since January 2014. Mr. Collins has been an independent oil and gas operator since 2000. He served as President of Collins & Ware Inc. from 1988 to 2000, when its assets were sold to Apache Corporation. From 1982 to 1988, Mr. Collins was President of the predecessors of EOG Resources, and HNG Oil Company, HNG Internorth Exploration Co. and Enron Oil and Gas Company. From 1969 to 1982, Mr. Collins served as Executive Vice President of American Quasar Petroleum Company. In addition, Mr. Collins has served as a director of the general partner of Energy Transfer Partners, L.P. since 2004, as a director of CLL Global Research Foundation since 2009, a director of Oasis Petroleum Inc. since 2011 and as a director of Energy Transfer Equity, L.P. since 2015. Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen’s Association, the Petroleum Club of Midland and has served as Chairman of the Midland Wildcat Committee since 1984. Mr. Collins received a B.S. in Geological Engineering from the University of Oklahoma.

Mr. Collins has significant experience as an independent oil and gas producer and as an executive officer in various positions and a director of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set enable Mr. Collins to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	77	I

Kenneth V. Huseman, Director, has served as a member of our Board of Directors since May 2015. Mr. Huseman has served as a director of Basic Energy Services (“Basic”), a publicly-traded oilfield services company, since 1999 and is self-employed in real estate investment and ranching. He previously served as Basic’s President and Chief Executive Officer from 1999 until September 2013. Prior to joining Basic, he was employed in management positions with various energy services companies from 1978 until 1999. Mr. Huseman also previously served as a director of Natural Gas Services Group, Inc. from June 2011 until February 2013. Mr. Huseman is the President and majority owner of Huseman Logistics, Inc., a partner of Mecedora Ranches, LLC and the Managing Partner of Kenneth Huseman Family Partnership, LP. Mr. Huseman received a B.B.A. in Accounting from Texas Tech University.	63	I

Name and Experience	Age	Class

Mr. Huseman has significant experience in the oil and gas industry, including as an executive officer in various positions and a director of oil and gas service companies, and has broad knowledge of the oil and gas industry. We believe his background and skill set enable Mr. Huseman to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

Michael Grimm, Chairman of the Board, co-founded RSP Permian, L.L.C., our subsidiary, in 2010 and has served as our Chairman of the Board since our formation. Prior to being named our Chairman of the Board, Mr. Grimm served as the Co-Chief Executive Officer of RSP Permian, L.L.C. since its inception until our initial public offering (“IPO”). In 1995 Mr. Grimm co-founded Rising Star Energy, L.L.C. and served as its President and Chief Executive Officer and in such capacity, was involved in many acquisitions, divestitures and drilling programs in the Permian Basin. From 2001 to 2006, Rising Star Energy, L.L.C. partnered with Natural Gas Partners (“NGP”) and operated properties in the Permian Basin and owned interests in properties in South Texas and West Texas. From 2006 to present, Mr. Grimm served as President and CEO of Rising Star Energy Development Company, L.L.C., which owned properties in the Permian Basin and Rising Star Petroleum, L.L.C., which owns properties in the Permian Basin. From 1990 to 1994, Mr. Grimm served as Vice President of Worldwide Exploration and Land for Placid Oil Company. Prior to that, Mr. Grimm was employed for 13 years in the land and exploration department for Amoco Production Company in Houston, New Orleans and Chicago. He has a B.B.A. degree from the University of Texas at Austin. Mr. Grimm has more than 38 years of experience in the oil and gas industry and currently serves as a director for the general partner of Energy Transfer Partners, L.P.

Mr. Grimm has significant experience as a chief executive of oil and natural gas exploration and production companies and broad knowledge of the oil and natural gas industry. We believe his background and skill set enable Mr. Grimm to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	61	III

Steven Gray, Director and Chief Executive Officer, co-founded RSP Permian, L.L.C. in 2010. He has served as our Chief Executive Officer and as a member of the Board of Directors since our formation and served RSP Permian, L.L.C. as Co-Chief Executive Officer from its inception until our IPO and as Chief Executive Officer of RSP Permian, L.L.C. since our IPO. In 2006, Mr. Gray co-founded Pecos Operating Company, LLC, an oil and natural gas exploration and production company with operations in the Permian Basin, with Messrs. Daugbjerg and Huck. In 2000, Mr. Gray co-founded Pecos Production Company (“Pecos”), an NGP-backed oil and natural gas exploration and production company that operated in the Permian Basin until it was sold in 2005 to Chesapeake Energy Corporation. From 1993 to 2000, Mr. Gray was a Co-Founder, President and Chief Operating Officer of NGP-backed Vista Energy Resources (“Vista”). Prior to forming Vista, Mr. Gray was employed for 11 years as a petroleum engineer with various companies. He received a B.S. in Petroleum Engineering from Texas Tech University and has more than 30 years of experience in the oil and natural gas industry.

Mr. Gray has significant experience as a chief executive officer and chief operating officer of oil and natural gas exploration and production companies and broad knowledge of the oil and natural gas industry. We believe his background and skill set, including that he is a petroleum engineer, enable Mr. Gray to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	56	III

Name and Experience	Age	Class

Scott McNeill, Director and Chief Financial Officer, has served as our Chief Financial Officer since our formation and as a member of our Board of Directors since December 2013. Mr. McNeill has served RSP Permian, L.L.C. as Chief Financial Officer since April 2013. Prior to joining the company, Mr. McNeill served as a Managing Director in the energy investment banking group of Raymond James. Mr. McNeill spent 15 years as an investment banker advising a wide spectrum of companies operating in the exploration and production, midstream, and energy service and equipment segments of the energy industry. Mr. McNeill is licensed as a Certified Public Accountant. He earned a B.B.A. from Baylor University and an M.B.A. from the University of Texas at Austin.

Mr. McNeill has significant experience with energy companies and investments and broad knowledge of the oil and natural gas industry as well as substantial expertise in finance. We believe his background and skill set make Mr. McNeill well-suited to serve as a member of the Board of Directors.

	44	III

Michael W. Wallace, Director, has served as a member of our Board of Directors since January 2014. Since 2011 Mr. Wallace has been a partner and manager of Wallace Family Partnership, LP (“Wallace LP”), which holds non-operated working interests in oil and gas leases, midstream assets and other investments. Since 2009, Mr. Wallace has also served as the President, director and manager of High Sky Partners LLC, a Midland, Texas-based oil and gas company with operations in the Spraberry Trend of the Permian Basin. From 2007 to 2011, Mr. Wallace was a member and Executive Vice President of Production for Patriot Resource Partners LLC. In 2004, Mr. Wallace founded Flying W Resources, LLC, an independent oil and gas production company. In addition, Mr. Wallace served in a variety of technical and managerial roles within Conoco Inc. and ConocoPhillips Company from 2001 to 2004. Prior to joining Conoco Inc., Mr. Wallace served in a variety of roles within Burlington Resources Inc. Mr. Wallace received a B.S. in Petroleum Engineering from Texas Tech University and is a member of the Society of Petroleum Engineers.

Mr. Wallace has significant experience as an independent oil and gas producer and as an executive officer in various positions of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set, including that he is a petroleum engineer, enable Mr. Wallace to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	52	I

Meetings of the Board of Directors

The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held 16 meetings in fiscal 2015. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Company has a policy of encouraging directors to attend the annual meeting of stockholders. Three directors attended the 2015 annual meeting.

The Board of Directors holds regular executive sessions in which the independent directors meet without any non-independent directors or members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. The chair of the Audit Committee, currently Mr. Armes, presides at these meetings and provides the Board of Directors’ guidance and feedback to our management team.

Director Compensation

The members of our Board of Directors who are not also our employees receive a combination of cash and equity-based compensation for their service to us. During 2015, we paid each non-employee director a cash retainer in the amount of $50,000 and a quarterly board fee of $1,500. If the non-employee director also provided services on the Audit Committee or the Compensation Committee, he received an additional $1,250 fee for each quarter of service. The chair of the Audit Committee received an additional chairman’s fee of $15,000, the chair of the Compensation Committee received an additional chairman’s fee of $10,000 and the chair of the Nominating and Corporate Governance Committee received an additional chairman’s fee of $5,000.

Each non-employee director is also eligible to receive an annual equity award pursuant to the 2014 Long-Term Incentive Plan, which we refer to as the LTIP, with a target award amount of $125,000 for the 2015 year. The awards granted to the non-employee directors on March 1, 2015 were time-based restricted stock awards which are scheduled to vest on the first anniversary of the grant date, but they would receive accelerated vesting in the event that we incur a change in control (as defined in the LTIP). We have adopted an equity award policy for our non-employee directors that states that each director will receive an annual equity award grant. If a director is appointed to the Board of Directors within ninety days of the regular annual grant, that director will be eligible to receive the annual equity grant. If the director is appointed more than ninety days following the annual grant but prior to 270 days following the annual grant, the director will be eligible to receive a pro-rated award that is fifty percent of the regular annual grant provided to other non-employee directors. If the director is appointed to the Board of Directors 271 days following the annual grant, no equity award will be provided to that director for that year.

We also reimburse each of our directors for reasonable travel expenses and other expenses relating to their service to the Board of Directors or any committee thereof.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Joseph Armes	81,000	125,000	N/A	206,000
Ted Collins	63,500	125,000	N/A	188,500
Michael Wallace	56,000	125,000	N/A	181,000
Matthew Ramsey	76,000	125,000	N/A	201,000
Kenneth Huseman (1)	37,925	125,000	N/A	162,925
David Albin (2)	72,075	0	N/A	72,075

(1)          Mr. Albin’s term expired May 20, 2015 at our 2015 Annual Meeting. Kenneth Huseman was elected to take Mr. Albin’s place on the Board of Directors at that time.

(2)          Mr. Albin’s director fees were not retained by him personally. He served on our Board or Directors as an appointee of NGP, and all cash fees reported were paid to NGP.

(3)          The amounts reflected in the Stock Awards column above represent the aggregate grant date fair value for the restricted stock awards granted under the LTIP during 2015, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts are consistent with the estimate of aggregate compensation costs to be recognized over the service period for accounting purposes, excluding the estimate of potential forfeitures, and do not necessarily correspond to the actual value that will be recognized by the directors. Additional information on the assumptions used in the computation of these amounts is included in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

Director Independence

The Board of Directors has determined that Messrs. Armes, Collins, Ramsey, Wallace and Huseman are independent as defined by the rules of the New York Stock exchange, which we refer to as the NYSE, and under Rule 10A-3 promulgated under the Exchange Act. The NYSE’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to the Board of Directors and works with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the Board agendas, with input from other members of the Board of Directors and our management, facilitates communications among and information flow to directors, has the power to call special meetings of the Board of Directors and stockholders and presides at meetings of the Board of Directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of the Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors. Five of our eight current directors are independent under the NYSE listing standards and SEC rules. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of the Board by serving on our Audit, Compensation or Nominating and Corporate Governance Committees, each having a separate independent chairperson. Specifically, the chair of our Audit Committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our Compensation Committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chair of our Nominating and Corporate Governance Committee monitors matters such as the composition of the Board and its Committees, Board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by the Board of Directors to such Committee.

The Board’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face, while the Board of Directors, as a whole and through the Committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board related to risk management and any other matters. Other members of our management team periodically attend the Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. Periodically, the Board of Directors receives presentations from senior management on strategic matters involving our operations. During such meetings, the Board of Directors also discusses strategies, key challenges and risks and opportunities for the Company with senior management.

While the Board of Directors is ultimately responsible for risk oversight at the Company, our three committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Committees of the Board of Directors

The Board of Directors has established three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors. These charters establish the purposes of the respective Committees as well as Committee membership guidelines. They also define the authority, responsibilities and procedures of each Committee in relation to the Committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at www.rsppermian.com by following the links to “Investor Relations” and “Corporate Governance” or upon written request to the Company, as set forth under “Corporate Governance—Availability of Documents” below.

Audit Committee — Rules implemented by the NYSE and the SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. The Audit Committee consists of Messrs. Armes (Chair), Huseman and Ramsey, each of whom is independent under the rules of the SEC and the NYSE. As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors. The Board of Directors has determined that Messrs. Armes and Ramsey satisfy the definition of “audit committee financial expert.”

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board of Directors, including the selection of our independent registered public accounting firm, the scope of our annual audits, fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have an Audit Committee charter defining the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards. The Audit Committee held 6 meetings in fiscal 2015.

Compensation Committee — The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. The Compensation Committee also administers our incentive compensation and benefit plans. The Compensation Committee has the power to delegate any of its authority to subcommittees or to individual members of the Compensation Committee as it deems appropriate. The Compensation Committee charter defines the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards.

The Compensation Committee currently consists of Messrs. Ramsey (Chair), Huseman and Armes, each of whom is independent under the rules of the NYSE. The Compensation Committee held 3 meetings in fiscal 2015.

Compensation Committee Interlocks and Insider Participation — Messrs. Armes and Ramsey served on the Compensation Committee throughout the entire fiscal year 2015. David Albin served on the Compensation Committee until the end of his service as a director at the 2015 Annual Meeting. Mr. Huseman served on the Compensation Committee since his election as a director at the 2015 Annual Meeting. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. The Nominating and Corporate Governance Committee charter defines the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards. The Nominating and Corporate Governance Committee held 2 meetings in fiscal 2015.

The Nominating and Corporate Governance Committee consists of Messrs. Collins (Chair), Huseman, Armes, Ramsey and Wallace, each of whom is independent under the rules of the NYSE.

Director Nomination Procedures

The Nominating and Corporate Governance Committee identifies, evaluates and recommends candidates to the Board of Directors with the goal of creating a balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board of Directors and the evolving needs of our business. It is the policy of the Board of Directors that at all times at least a majority of its members meets the standards of independence promulgated by NYSE and the SEC and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and stockholders’ interests. In addition to the foregoing factors, the Nominating and Corporate Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Board of Directors does not have a formal diversity policy, the Board believes that diversity with respect to viewpoint, skills and experience should be an important factor in Board composition. The Nominating and Corporate Governance Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the Board and the size of the Board as a whole.

We also require that the members of the Board of Directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending meetings of the Board of Directors and applicable Committee meetings. In accordance with its charter, the Nominating and Corporate Governance Committee periodically reviews the criteria for the selection of directors to serve on the Board and recommends any proposed changes to the Board of Directors for approval.

The Board of Directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our Amended and Restated Bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Board of Directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Board of Directors. The Board of Directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current Board members, professional search firms and other persons.

The Board of Directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Board of Directors will seek to achieve a balance of knowledge, experience and capability on the Board. After completing its evaluation, the Board of Directors approves the final slate of director nominees.

The Nominating and Corporate Governance Committee approved the director nominees submitted for election at this Annual Meeting. Each nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management.

Contacting the Board of Directors

You can contact the Board of Directors, or any member of the Board of Directors, to provide comments, to report concerns, or to ask questions, at the following address: RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention: Corporate Secretary. You may submit your comment, concern or question anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the SEC and the NYSE. The Company believes that it has procedures and practices in place that are designed to enhance and protect the interests of its stockholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address, among other things:

•	The composition of the Board of Directors, including size and membership criteria;

•	Director responsibilities and expectations;

•	Service on other boards;

•	Functioning of the Board, including regularly held meetings and executive sessions of non-management directors;

•	Director compensation;

•	Structure and functioning of the Committees;

•	Director access to independent advisors, management and employees;

•	Management evaluation and succession planning; and

•	Board and Committee performance evaluations.

Corporate Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted a Corporate Code of Business Conduct and Ethics, which we refer to as the Code of Ethics. The Code of Ethics, along with the Corporate Governance Guidelines and the Financial Code of Ethics described below, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, addresses conflicts of interest, and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that requires disclosure under applicable SEC or NYSE rules, the Company intends to disclose such amendment or waiver on its website at www.rsppermian.com.

Financial Code of Ethics

In addition to the Corporate Governance Guidelines and Code of Ethics, the Board of Directors has adopted a Financial Code of Ethics. It provides the ethical principles by which the Company’s Chief Executive Officer, Chief Financial Officer (or other principal financial officer), Controller (or other principal accounting officer) and other senior financial officers are expected to conduct themselves when carrying out their duties and responsibilities.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Financial Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or NYSE rules, the Company will disclose such amendment or waiver on its website at www.rsppermian.com.

Availability of Documents

The full text of the Corporate Governance Guidelines, the Code of Ethics, the Financial Code of Ethics, the Charters of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and the other corporate governance materials described in this Proxy Statement are accessible by following the links to “Investor Relations” and “Corporate Governance” on the Company’s website at www.rsppermian.com. The Company will furnish without charge a copy of any of these documents to any person who requests them in writing and states that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee hereby reports as follows:

1.           Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.           The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements included in its 2015 Annual Report on Form 10-K.

3.           The Audit Committee has discussed with the Company’s independent registered public accounting firm, Grant Thornton, the overall scope of and plans for its audit. The Audit Committee has met with Grant Thornton, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board, which we refer to as the PCAOB, in Rule 3200T.

4.           The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton their independence.

5.           Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

THE AUDIT COMMITTEE

Joseph B. Armes (Chair)

Matthew S. Ramsey

Kenneth V. Huseman

Audit and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Grant Thornton LLP, for the fiscal periods indicated.

	2015	2014
Audit fees	$668,144	$439,298
Audit-related fees	$—	$25,750
Tax fees	$—	$—
All other fees	$—	$—

Total	$668,144	$465,048

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements, the reviews of the Company’s quarterly results of operations and reports on Form 10-Q and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents and reviews of documents filed with the SEC.

Audit-Related Fees — Consist of fees for professional services provided in connection with audits required for our acquisition of certain businesses and properties.

Pre-Approval Policies and Procedures

In connection with our initial public offering, the Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services which the Company’s independent registered public accounting firm provides. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not generally pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers as of the Record Date:

Name	Age	Position
Steven Gray	56	Chief Executive Officer and Director
Scott McNeill	44	Chief Financial Officer and Director
Zane Arrott	58	Chief Operating Officer
Erik B. Daugbjerg	46	Vice President of Land and Business Development
William Huck	60	Vice President of Operations
James Mutrie	43	Vice President, General Counsel and Corporate Secretary
Tamara Pollard	54	Executive Vice President of Planning and Reserves

Biographical information for Messrs. Gray and McNeill is set forth in this Proxy Statement under the heading “The Board of Directors and Its Committees.”

Zane Arrott, Chief Operating Officer, has served as our Chief Operating Officer since our formation and has served RSP Permian, L.L.C. in such capacity since its inception in 2010. Since 1995, Mr. Arrott has served as the Chief Operating Officer for Rising Star Energy Development Company, L.L.C. and continues to serve on the boards of Rising Star Energy Development Company, L.L.C. and Rising Star Petroleum, L.L.C. From 1982 to 1995, Mr. Arrott held several positions with Placid Oil Company and was elevated to General Manager of its Canadian Division in 1988. Mr. Arrott has extensive experience with reservoir engineering, production engineering, project economic forecasting and reserve acquisitions. He has a B.S. in Petroleum Engineering from Texas Tech University.

Erik B. Daugbjerg, Vice President of Land and Business Development, has served as our Vice President of Business Development since our formation and has served RSP Permian, L.L.C. in such capacity since its inception in 2010. In 2014, he was promoted to Vice President of Land in addition to Business Development responsibilities. In 2007 Mr. Daugbjerg co-founded Pecos, and he continues to serve as a manager of Pecos Operating Company, LLC, Pecos’ general partner. Mr. Daugbjerg served as President of Pecos River Operating Company, an exploration and production company with operations in southeast New Mexico, from 2000 until its sale in 2005. From 1997 to 2000, Mr. Daugbjerg served as Vice President of Producer Services for Highland Energy Company. From 1992 to 1996, he served in various roles with Hadson Corporation, an oil and natural gas marketing and midstream company with operations in the Permian Basin. Mr. Daugbjerg has a B.B.A. from Southern Methodist University.

William Huck, Vice President of Operations, co-founded RSP Permian, L.L.C. in 2010. He has served as our Vice President of Operations since our formation and served RSP Permian, L.L.C. in such capacity since its inception. In 2007, Mr. Huck co-founded Pecos, and he continues to serve as a manager of Pecos Operating Company, LLC, Pecos’ general partner. Mr. Huck co-founded Pecos Production Company in 2000 and served as its Vice President—Production until it was sold to Chesapeake Energy Corporation in 2005. In addition, he serves as President of Huck Engineering, Inc. From 1998 to 2000, Mr. Huck served as an Operating Manager for Collins & Ware, Inc., an oil and natural gas production company in Midland, Texas. From 1994 to 1998, Mr. Huck operated an independent engineering consulting firm, Huck Engineering, Inc. Mr. Huck has a B.S. in Petroleum Engineering from Marietta College.

James Mutrie, Vice President, General Counsel and Corporate Secretary, has served as our, and RSP Permian, L.L.C.’s, Vice President, General Counsel and Corporate Secretary since June 2014. From February 2007 to May 2014, Mr. Mutrie first served as Assistant General Counsel and later as General Counsel and Compliance Officer at United Surgical Partners International, Inc. From October 2003 to January 2007, Mr. Mutrie practiced corporate law at Vinson & Elkins L.L.P., representing public and private companies in capital markets offerings and mergers and acquisitions, frequently in the oil and gas industry. He received a B.A. from Cornell University, a J.D. from Northwestern University School of Law and a Certificate in Financial Management from Cornell University.

Tamara Pollard, Executive Vice President of Planning and Reserves, has served as our Executive Vice President of Planning and Reserves since February 2014 and previously served as our Vice President of Planning and Reserves from our formation until February 2014. She has also served RSP Permian, L.L.C. as Executive Vice President of Planning and Reserves since February 2014 and as Vice President of Planning and Reserves from its inception in 2010 until February 2014. Since 1998, Ms. Pollard has held several positions with Rising Star Energy, L.L.C., most recently as Vice President of Financial Planning and Reserves, Secretary and Treasurer. From 1995 to 1998, Ms. Pollard was employed by Lovegrove & Associates and Oryx Energy. From 1985 to 1995, Ms. Pollard held several positions at Placid Oil Company and worked as a reservoir engineer until 1992 when she was elevated to Manager of Planning and Business Development. She has as B.S. in Petroleum Engineering from the University of Tulsa and an M.B.A. from the University of Texas at Arlington.

EXECUTIVE COMPENSATION

Our Move to Say-on-Pay

In 2015, we filed our first proxy statement as an “emerging growth company” under federal securities laws and therefore were permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provided the scaled disclosure permitted under the JOBS Act in our 2015 proxy statement, including some of the scaled compensation disclosures permitted for a “smaller reporting company.” As an emerging growth company, we were not required to conduct votes seeking advisory approval of the compensation of our named executive officers or the frequency with which such votes must be conducted.

This Proxy Statement marks the first time we are conducting votes seeking approval, on an advisory basis, of the compensation of our named executive officers and the frequency with which such votes must be conducted. As such, our executive compensation disclosure in this Proxy Statement provides a detailed discussion of our executive compensation programs.

We are proposing that stockholders conduct their say-on-pay vote annually (see “Proposal 4—Advisory Vote On The Frequency Of Future Advisory Votes On Executive Compensation”). We are interested in receiving stockholder feedback regularly, and we will consider this feedback in making future executive compensation decisions.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis the (“CD&A”) is to explain the Compensation Committee’s philosophy for determining the compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer and our three other most highly compensated executive officers for 2015 (the named executive officers, or “NEOs”). This CD&A will discuss how the 2015 compensation packages for the NEOs were determined and will provide the context needed to more fully understand the data presented in the compensation tables that follow this CD&A. Following this discussion are tables that include compensation information for the NEOs. Our NEOs for 2015 are as follows:

•	Steven Gray, Chief Executive Officer and Director;
•	Scott McNeill, Chief Financial Officer and Director;
•	Zane Arrott, Chief Operating Officer;
•	William Huck, Vice President of Operations; and
•	Jim Mutrie, Vice President, General Counsel and Corporate Secretary.

Executive Summary

Company Compensation Philosophy and Components

Our executive compensation program is designed to emphasize “pay for performance.” The three main components of the executive compensation program are:

•	Base salary - fixed cash compensation component,
•	Annual cash bonus incentive award - variable cash payout based on the Company and individual NEO performance,
•	Long-term incentive plan awards – we provide both time-based and performance-based equity, and compensation awards, intended to provide our NEOs with value that is dependent on the performance of our common stock over specified long-term periods

Company Performance

Highlights of our 2015 performance included:

•	Operational Execution and Increased Efficiencies
¡	Increased production volumes 80% compared to 2014,
¡	Increased total proved reserves 50% and proved developed reserves 54%, each compared to 2014,
¡	Reduced lease operating expense 15% from 2014, to $6.92 per barrel of oil equivalent (“BOE”),
¡	Reduced drill-bit finding and development costs (calculated as exploration and development costs divided by the sum of extensions, discoveries and non-price revisions) by 46% from 2014, to $5.77 per BOE,
¡	Reduced general and administrative cash costs 45% from 2014, to $2.23 per BOE,
¡	Led U.S. E&P’s in cash margins as a result of our low operating costs and high price realizations, and
¡	Drilled and completed the longest reach laterals in the Company’s history, two Wolfcamp A and two Wolfcamp B wells, each having a lateral length of over 11,000’.

•	Significant Expansion of our Core Permian Position
¡	In separate transactions in the third and fourth quarter of 2015, acquired 10,700 net acres, or 47,000 net effective horizontal acres, for an aggregate purchase price of approximately $450 million,
¡	With the acquisitions, increased focus area net drilling locations by 26% and focus area net acreage by 27% since June 2015 (“focus area” being defined as the adjacent counties of Midland, Martin, Andrews, Ector and Glasscock), and
¡	Acquired acreage that is largely contiguous and in close proximity to our previously existing operations, allowing for drilling longer laterals and efficient infrastructure development.

•	Balance Sheet Strength
¡	Increased Adjusted EBITDAX 32% to a record $285,100,000 (for a description of and information regarding Adjusted EBITDAX, including a reconciliation thereof to net income (loss) see “Use of Non-GAAP Financial Measures” in our earnings released filed with our Current Report on Form 8-K filed with the SEC on February 25, 2016),
¡	Amended the Company’s revolving credit facility in August 2015, to increase the borrowing base from $500 million to $600 million, and ended the year with $143 million of cash on hand and an undrawn revolver, and
¡	Selectively accessed the capital markets to raise $543 million in net proceeds from three equity offerings and issued an additional $200 million of senior unsecured notes.

•	Top-Tier Stockholder Return
¡	The following graph compares the two-year change in the cumulative total stockholder return on the Company’s common stock during the period from January 17, 2014, the date the Company’s common stock began trading on the NYSE, through December 31, 2015, with the cumulative total return on (i) the S&P 500 Index, (ii) the Dow Jones US Exploration & Production Index and (iii) a peer group. The comparison assumes that $100 was invested on January 17, 2014 in the indices or in the Company’s common stock and assumes reinvestment of dividends, if any.
¡

Companies in the peer group are Approach Resources Inc., Carrizo Oil & Gas, Inc., Diamondback Energy, Inc., Exco Resources, Inc., Gulfport Energy Corporation, Jones Energy Inc., Laredo Petroleum, Inc., Matador Resources Company, Parsley Energy, Inc., PDC Energy,

Inc., Resolute Energy Corporation, SM Energy Company and Vanguard Natural Resources, LLC. In 2014, the peer group also included Forest Oil Corporation, which merged with Sabine Oil & Gas LLC in December 2014, and Rosetta Resources Inc, which merged with Noble Energy, Inc. in July 2015.

COMPARISON OF 2 YEAR CUMULATIVE TOTAL RETURN

Copyright© 2016 S&P, a division of McGraw Hill Financial. All rights reserved.

Copyright© 2016 Dow Jones & Co. All rights reserved.

¡	The stock price performance shown on the graph above is based on historical data and not necessarily indicative of, or intended to forecast, future price performance. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

¡	Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report, reference to the independence of the Audit Committee members and of other Board of Directors members and the preceding Stock Performance Graph are not “soliciting material” and are not deemed filed with the SEC, and will not be deemed incorporated by reference into any of those such prior filings or into any future filings made by the Company under those statutes.

2015 Compensation Actions

The following is a summary of the material compensation decisions made by the Compensation Committee for 2015:

•

Engagement of Independent Compensation Consultant – The Compensation Committee engaged Longnecker & Associates (“Longnecker”) to conduct a competitive review of compensation practices for our NEOs and other key employees, as well as the members of our Board of Directors, and to establish appropriate marketplace compensation levels for such individuals. The Compensation Committee does not formally benchmark any element of compensation, but it believes that it is important to understand market trends and norms in order to design an appropriate and competitive compensation package for our NEOs.

•	Base salary - With the assistance of Longnecker, the Compensation Committee determined that 2014 base salaries were generally aligned at levels that fell below the twenty-fifth percentile of NEO salaries at our peer companies, while our overall Company performance was in the top twenty-fifth percentile compared to our peers. Therefore, the Compensation Committee set NEO base salaries for the 2015 year that were intended to adjust the NEOs’ base salaries to a level that would begin to approximate the median of the peer group for their respective positions.

•	Annual cash bonus incentive award – As with base salaries, the target bonus compensation opportunities that we provided to our NEOs for the 2014 year were aligned with levels that were in the bottom quarter of our peer group. In February 2015, the Compensation Committee set bonus target amounts at levels that were intended to bring target bonus cash compensation for the 2015 year closer to the median level of the peer group. Following the end of the 2015 year, the Compensation Committee assessed the Company’s performance against our pre-determined guidelines and arrived at a final payout level of 140% of target bonuses to recognize the achievements of both the Company and the NEOs.

•	Annual long-term incentive plan awards – In February 2015, the Compensation Committee approved long-term incentive awards in two different forms: time-based restricted stock and performance-based restricted stock awards, each of which are governed by the 2014 Long Term Incentive Plan (the “LTIP”).

Good Governance and Best Practices

The Compensation Committee continually monitors developing practices in the areas of executive compensation and corporate governance. The following reflect the practices and policies that we feel support a responsible executive compensation program:

•	The Compensation Committee emphasizes long-term performance, with a majority of the NEOs’ total compensation being in the form of long-term incentive awards.
•	We have a policy that prohibits directors, officers and employees from engaging in short sales or in transactions involving derivatives based on our common stock.
•	The Compensation Committee has engaged a compensation consultant that is independent of management and free of conflicts of interest with the Company.
•	We do not provide gross-ups for excise taxes on severance or other payments in connection with a change of control.
•	We have recommended that our shareholders be allowed to provide an advisory vote on our executive compensation program on an annual basis. While the vote is not binding on the Company, we believe that it is good corporate practice to receive feedback from our shareholders on a frequent basis.

Executive Compensation Philosophy

Philosophy to Pay for Performance

In general, our philosophy for executive compensation is based on the premise that a significant portion of each executive’s compensation should be incentive-based or “at-risk” compensation and that executives’ total compensation levels should be competitive in the marketplace for executive talent and abilities. Our current goal is to design a total compensation program that will provide for approximately the median market annual base compensation and incentive-based compensation designed to reward both short and long-term performance. We believe the incentive-based balance is achieved by (i) the payment of annual cash bonuses that consider the achievement of both the Company’s financial performance objectives for a fiscal year set at the beginning of such fiscal year and the individual contributions of our NEOs to the success of the Company and the achievement of the annual financial performance objectives, (ii) the annual grant of time-based restricted stock awards, which awards are intended to provide a longer term incentive and retention value to our key employees to focus their efforts on increasing the market price of our common stock, and (iii) the grant of performance-based restricted stock awards, which directly align the compensation of our NEOs with the Company’s performance and provides a direct alliance between our NEOs and our stockholders. We believe that these equity-based incentive arrangements are important in attracting and retaining our executive officers and key employees as well as motivating these individuals to achieve our business objectives.

For a more detailed description of the compensation of our NEOs, please see “Compensation Tables” below.

Compensation Philosophy

Our compensation program is structured to provide the following benefits:

•	Reward executives with an industry-competitive total compensation package of base salaries, bonuses and equity awards yielding a total compensation package approaching the median of the market.
•	Attract, retain and reward talented executive officers and key management employees by providing total compensation competitive with that of other executive officers and key management employees employed by peers of similar size and in similar lines of business.
•	Motivate executive officers and key employees to achieve strong financial and operational performance.
•	Emphasize performance-based or “at-risk” compensation.
•	Reward individual performance.

Our Compensation Committee determines the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of our NEOs. In making compensation decisions with respect to each element of compensation, the Compensation Committee considers numerous factors, including:

•	the individual’s particular background and circumstances, including training,
•	the individual’s role with us and the compensation paid to similar persons at comparable peer companies;
•	the demand for individuals with the individual’s specific expertise and experience,
•	achievement of individual and Company performance goals and other expectations relating to the position,
•	comparison to other executives within the Company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills, and
•	aligning the compensation of our executives with our performance on both a short-term and long-term basis.

Executive Compensation Components

The components of our executive compensation program for 2015 and the respective purposes of each within the framework of our compensation philosophy and objectives are described in the table below.

Compensation Component	Description	Purpose and Philosophy
Base Salary	Fixed annual cash compensation

Provides a stable, fixed element of cash compensation. Recognizes and considers the internal value of the position within the Company and the individual’s experience, leadership potential and demonstrated performance.

Annual Cash Bonus Incentive	Annual cash compensation based on annual Company and individual performance goals

Rewards executives for the achievement of annual financial, operating and strategic goals and individual performance. It allows the Compensation Committee to evaluate both objective and subjective considerations when determining final payout amounts.

Long-Term Incentive, in two components –

Performance-based Restricted Stock Time-Based Restricted Stock

Performance awards - equity compensation with payout based on total stockholder return in relation to peers generally over a three-year period

Restricted stock - equity compensation with time-based, three-year vesting

Ensures that realized value to the executive aligns with value delivered to stockholders. Realized value is dependent on the Company’s performance over the long-term (approximately three years), with performance payout being dependent on relative total stockholder return against industry peers. Reinforces executive stock ownership through a combination of award types, encourages executives to take the proper level of risk in developing and executing our business plans with a true long-term focus. The awards are critical to our ability to attract, motivate and retain our key employees.

Other Compensation	Retirement benefits	Addresses post-retirement welfare of executives

In determining compensation components and their design, the Compensation Committee also considers the typical practices of our industry peers. Compensation opportunities approximate the median of our peers based on values at the date of Compensation Committee approval; however, the values ultimately realized by the NEOs are largely based on the Company’s performance.

Compensation Setting Process

Role of the Compensation Committee and the CEO. As a part of its oversight of our executive compensation program, the Compensation Committee:

•	administers our executive compensation program,
•	establishes our overall compensation philosophy and strategy, and
•	ensures NEOs are rewarded appropriately in light of the guiding principles as described in the sections above.

In determining the compensation of the NEOs, other than the CEO, the Compensation Committee considers the CEO’s evaluation of their performance and his recommendations as to their compensation, but the Compensation Committee makes all final decisions regarding the NEOs’ compensation. The Compensation Committee determines the individual elements of the CEO’s total compensation and benefits, approves specific annual corporate goals and objectives relative to the CEO’s compensation and reviews the CEO’s performance in meeting these corporate goals and objectives. The Compensation Committee also reviews historical target and actual compensation levels to determine whether the compensation plan design is meeting the Compensation

Committee’s objectives of providing fair compensation and effective retention and supporting the program’s emphasis on pay-for-performance.

Role of the Compensation Consultant and Information Obtained from Longnecker during 2015. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. It selects our compensation consultant taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards on this subject. For 2015, the Compensation Committee retained Longnecker to serve as an independent consultant to the Compensation Committee to provide information and objective advice regarding executive and director compensation. All of the decisions with respect to our executive compensation, however, are made by the Compensation Committee. The Compensation Committee did not direct Longnecker to perform its services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the compensation consultant, and the Compensation Committee evaluates the compensation consultant annually. Longnecker does not provide any services to the Company other than in its role as advisor to the Compensation Committee, and the Compensation Committee has determined, under the independence factors established by the SEC and the NYSE, that no conflicts of interest exist as a result of the engagement of Longnecker and that Longnecker is considered to be an independent consulting firm.

One of the services that Longnecker provided during the 2015 year was assisting the Compensation Committee in determining an appropriate peer group. The peer group reflects a sampling of companies within our industry that we believe we compete with for talented executives and that are comparable in size based on market capitalization, revenue, total assets, net income and enterprise value. We expect that we will review our peer group on an annual basis to ensure that we continue to have an appropriate and relevant basis on which to compare our compensation program within our industry. The peers that we used for general compensation comparisons with respect to 2015 compensation decisions were as follows:

2015 Peer Companies
Approach Resources, Inc.
Carrizo Oil & Gas Inc.
Diamondback Energy, Inc.
EXCO Resources Inc.
Forest Oil Corporation*
Gulfport Energy Corp.
Jones Energy, Inc.
Laredo Petroleum, Inc.
Matador Resources Company
Parsley Energy, Inc.
PDC Energy, Inc.
Resolute Energy Corporation
Rosetta Resources, Inc.**
SM Energy Company
Vanguard Natural Resources, LLC

* Forest Oil Corporation merged with Sabine Oil & Gas LLC on December 16, 2014, but we did not exclude the Company from the 2015 peer group due to sufficient data in public filings for the 2014 year; however, the Company may be excluded on a going forward basis.

** Rosetta Resources, Inc. merged with Noble Energy, Inc. on July 20, 2015. We may exclude Rosetta from our future peer groups on a going forward basis.

In setting compensation for 2015, the Compensation Committee used 2014 compensation data as it deemed appropriate, but also took into consideration certain findings and general recommendations from Longnecker. In its report, Longnecker provided competitive data for similarly situated executives at the peer group companies (if such data was available for a particular NEO), focusing on the following elements of compensation: (i) the annual base salary, (ii) the target annual cash incentive bonus, assuming target performance is achieved, (iii) the total target annual cash compensation consisting of the two elements referenced above, (iv) the value of long-term incentive awards as of the date of grant and (v) the total direct compensation, consisting of the total target annual cash compensation and the value of long-term incentive awards as of the date of grant. Longnecker also analyzed how these elements of compensation compare to elements of compensation afforded to our executive officers, including the NEOs.

Based on the recommendations of our CEO for our other NEOs, and taking into account Longnecker’s analysis, the Compensation Committee determined that a material amount of executive compensation should be tied to performance and a significant portion of the total prospective compensation of each NEO should be tied to financial and operational objectives. These performance metrics include performance criteria relative to our peer group. During periods when performance meets or exceeds established objectives, our NEOs should be paid at or above targeted levels, respectively. When our performance does not meet key objectives and falls below the threshold, no bonus payments will generally be made to such executive officers. In its analysis of our 2014 compensation program, Longnecker determined that the 2014 base salary, target annual cash incentive bonus and target total annual cash compensation granted to each of our NEOs were generally on the low-end of being competitive with the peer group although the Company exceeded all of the established performance metrics for 2014. This finding showed that we had not met our goal of targeting compensation generally within the median of our peer group in past years and that certain adjustments were warranted with respect to the level of compensation that we provided to our NEOs for the 2015 year. The decisions that were made with respect to individual elements of compensation are described more fully below within the section titled “Elements of the Company’s Compensation Program.”

Because the competitive compensation information found at our peers is just one of the inputs used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the peer group, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within the Company.

Elements of the Company’s Compensation Program

The following sections describe in greater detail each of the components of our executive compensation program and how the amounts of each element were determined for 2015.

Base Salary

The Compensation Committee reviewed with Longnecker its base salary survey data and analyzed how effectively the survey data matched each executive’s duties and responsibilities. The Compensation Committee determined that each NEO’s base salary was well below the median of our peer group companies and accordingly approved increases in the 2015 base salaries of the NEOs to the following amounts:

NEO	2015 Base Salary	2014 Base Salary
Steven Gray	$600,000	$480,000
Scott McNeill	$420,000	$400,000
Zane Arrott	$400,000	$350,000
William Huck	$360,000	$325,000
James Mutrie	$340,000	$320,000

Annual Cash Bonus Incentive Program

Annual cash bonuses are a significant component of our compensation program. In determining cash bonuses, the Compensation Committee uses Company-wide performance metrics as guidelines to assess our overall performance and individual discretionary metrics to evaluate the individual performance of our NEOs. By having the Compensation Committee review Company performance metrics we are considering key performance criteria that drives stockholder value over time. Also taking into consideration non-quantifiable and individual NEO performance allows the Company to make appropriate adjustments based on the individual successes of our executives.

For the 2015 year the Compensation Committee set a target bonus amount for each NEO that was equal to a percentage of the NEO’s base salary for the 2015 year. Although the Compensation Committee retains the discretion to modify this target amount in its discretion, setting an estimated target bonus amount at the beginning of the year provides the NEOs with an approximate incentive goal for that year. For the 2015 fiscal year, the target bonus amounts were as follows:

NEO	Target Percentage of Salary	Target Bonus Amount
Steven Gray	100%	$600,000
Scott McNeill	90%	$378,000
Zane Arrott	80%	$320,000
William Huck	75%	$270,000
James Mutrie	75%	$255,000

For fiscal year 2015, the Compensation Committee reviewed the following performance conditions in order to assess the Company’s performance throughout the year: (i) production growth; (ii) 2015 Adjusted EBITDAX; (iii) all source finding and development costs; and (iv) reserves replacement ratio. Although the Compensation Committee does not assign any specific value to the Company performance guidelines and neither target goals nor actual results will guarantee that any portion of the bonus becomes payable, the Compensation Committee did set an estimated target for the four performance guidelines in 2015, in order to better evaluate the Company’s overall performance at the end of the year. The target goals and the Company’s actual performance results for each performance guideline used in 2015 are set forth below.

2015 Bonus Criteria	Estimated Target	Actual Result
Production Growth, BOE/D	19,000	21,047
Adjusted EBITDAX*	$300,000,000	$376,000,000
All Source Finding & Development Cost, $/BOE	$14.00	$10.43
Reserves Replacement Ratio	600%	1,042%

*	Adjusted for commodity prices at the time the 2015 Company-wide performance metrics were approved by the Compensation Committee.

The Compensation Committee did not set specific individual goals for the NEOs in 2015. In the first part of 2016, the Compensation Committee consulted with the Company’s Chief Executive Officer (with respect to the NEOs other than himself) to evaluate the individual performance of the executives for the year. The Compensation Committee also reviewed the fiscal year 2015 performance guidelines above and evaluated the Company’s results. As noted above, the actual results of the performance guidelines will not guarantee any particular bonus amount will become payable to the NEOs, but after reviewing the Company’s actual performance in relation to the general target levels that the Compensation Committee had previously considered to be appropriate for the 2015 year, the Compensation Committee determined that the Company had performed significantly above expectations and as a result awarded cash bonuses in excess of the target amount.

Annual Long-term Incentive Awards

Late in the 2014 year, the Compensation Committee began the process of determining the total dollar amount of the 2015 annual long-term incentive awards to be granted to each NEO by engaging Longnecker to review competitive compensation data related to long-term incentive awards, including median award levels at companies within the Company’s peer group, in accordance with our compensation philosophy to generally target the mid-range of compensation at our peers. In February 2015, the Compensation Committee reviewed each NEO’s total compensation level and each NEO’s performance, along with Longnecker’s peer group information regarding target long-term incentive values granted to executives at our peer companies with similar positions as the NEOs. Although the Compensation Committee may review the size and current value of prior long-term incentive awards, it did not consider prior award values dispositive in determining the 2015 long-term incentive award for the NEOs due to the fact that 2014 compensation appeared to well below market levels and the Compensation Committee believes that future awards should be competitive with the NEO’s current peer group positions in order to retain and motivate the NEO. At the Compensation Committee’s regularly scheduled February 2015 meeting, the Compensation Committee concluded that each NEO should be eligible for an annual long-term incentive award targeted at approximately the median level for the NEO’s position and accordingly made equity awards at that level.

The Compensation Committee next reviewed our approach for delivering long-term incentives to NEOs. As a part of its review, the Compensation Committee considered the balance of risk in the long-term incentive program, peer company practices and input from senior management and Longnecker. In accordance with the pay-for-performance philosophy of our compensation program, the Compensation Committee approved the mix of long-term incentives for NEOs for 2015 at 50 percent performance-based restricted stock awards and 50 percent time-based restricted stock awards. The Compensation Committee believes this mix of long-term incentive awards provides a good balance of risk, where restricted stock awards provide a retention and incentive feature, and performance awards provide benefits based on the performance of our stock price over a three-year period in relation to certain peers total stockholder return.

For 2015, the approved dollar amounts of the aggregate long-term incentive awards granted to each NEO, and the allocation among the two award types, are shown in the table below. To arrive at the resulting number of restricted shares and target performance awards granted, the dollar value of the award was divided by the closing price of our common stock on the day prior to the date of grant.

			Allocation Among Awards (1)
NEO	Target Long-Term Incentive Percentage of Salary (%)	Total Target Value ($)(1)	Time-Based Restricted Stock (#)	Performance-Based Restricted Stock (#)(2)
Steven Gray	400%	$2,400,000	44,183	44,183
Scott McNeill	350%	$1,470,000	27,062	27,062
Zane Arrott	325%	$1,300,000	23,932	23,932
William Huck	300%	$1,080,000	19,882	19,882
James Mutrie	250%	$850,000	15,648	15,648

(1)	These dollar amounts may vary from the values disclosed in the Summary Compensation Table and the 2015 Grants of Plan-Based Awards table below because those amounts are calculated based on the grant date fair value of the awards in accordance with SEC rules. See the footnotes to those tables for further information regarding the methodology for determining the values of the awards for purposes of those tables.

(2)	The number reflected in this column shows the target number of awards granted, but the amounts earned could be anywhere in a range of 0-200% of this number.

Time-Based Restricted Stock Awards. For the 2015 restricted stock awards, the awards vest in three equal installments on each anniversary of the date of grant, subject to the NEO remaining employed with us continuously through the vesting dates. Potential acceleration events are described further below within the section titled “Potential Payments Upon Termination or Change in Control.” Any individual, including our NEOs, that holds an outstanding restricted stock award will hold voting and dividend rights with respect to each underlying share of our common stock.

Performance-Based Restricted Stock Awards. For the 2015 performance awards, the Compensation Committee determined that performance should be measured objectively rather than subjectively and should be based on relative total stockholder return, or “TSR” (as defined in the award agreements) over a three-year performance period. The Compensation Committee believes relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company’s performance and provides the best alignment of the interests of management and our stockholders. The Compensation Committee also believes that the performance unit program provides a good balance to the restricted stock program.

The Compensation Committee identified a group of peer companies for purposes of comparing our TSR results that includes companies that are were not within our general peer group for the 2015 year. The general peer group is chosen based on quantitative factors such as similar market capitalization, while the TSR peer group takes other more qualitative factors into account, such as identifying companies that are operating in the same general geographic area and have a similar oil and gas mix. The companies in the TSR peer group with respect to the performance awards in 2015 were as follows:

2015 Peer Companies *
Approach Resources, Inc.
Callon Petroleum Company
Carrizo Oil & Gas Inc.
Clayton Williams Energy Inc.
Concho Resources Inc.
Diamondback Energy, Inc.
Energen Corporation
Laredo Petroleum, Inc.
Matador Resources Company
Parsley Energy, Inc.
PDC Energy, Inc.
Resolute Energy Corporation
Rosetta Resources, Inc.*
SM Energy Company

* Companies shown in italics are also found within the general compensation peer group for 2015.

** Rosetta Resources, Inc. merged with Noble Energy, Inc. on July 20, 2015.

As depicted in the following table, the payout will range from zero percent to 200 percent of a target number of performance awards awarded based on our relative ranking in the peer group at the end of the three-year performance period that begins January 1, 2015 and ends on December 31, 2017:

TSR Rank Against Peers (1 = First Ranked)	Percentile Ranking	Percent of Target Shares to Become Vested
1	100%	200%
2	93%	190%
3	86%	175%
4	79%	160%
5	71%	145%
6	64%	130%
7	57%	115%
8	50%	100%
9	43%	85%
10	36%	65%
11	29%	50%
12	21%	0%
13	14%	0%
14	7%	0%
15	0%	0%

As of December 31, 2015, the Company’s TSR ranking for the 2014 and 2015 performance awards, respectively, would be at number 3 and 6, so 175% and 130% of the 2014 and 2015 TSR awards would vest based on the Company’s performance. However, the awards will generally not vest, if at all, until the end of the three-year performance period, so it is unknown at this time what percentage of the awards could eventually become vested.

Assuming a continuation of this approach to our performance awards, the awards granted each year provide an additional balance of risk to the long-term incentive award program because a new three-year performance period starts at the beginning of each year. In administering the annual long-term incentive plan, performance awards are currently made to NEOs under the following guidelines:

•	All long-term incentive awards are approved during the regularly scheduled February Compensation Committee meeting.
•	We do not time the release of material non-public information to affect the value of the executive equity compensation awards.
•	Annual performance awards cliff vest after three years, subject generally to the continued employment of the executive officer.

Other Compensation Elements

Perquisites

The Compensation Committee reviews the desirability of providing perquisites to our NEOs from time to time. During the 2015 year, the Compensation Committee did not provide any perquisites to the NEOs.

Health and Welfare Benefits

Our NEOs participate in health and welfare benefit plans, including medical, dental, disability and life insurance arrangements, on the same basis as the Company’s other employees. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects.

Retirement Plans

All eligible employees, including the NEOs, may participate in our 401(k) Plan. We provide an employer match into the 401(k) Plan that is up to 5% of the amount that the employee has deferred into the plan, and all employer contributions are 100% vested at all times. The amounts that we contributed on each NEOs behalf with respect to the 2015 year have been included in “All Other Compensation” column of the Summary Compensation Table below.

Severance and Change in Control Arrangements

While we have not entered into employment agreements with our executive officers, we have adopted a change in control and severance plan for certain employees, including our NEOs, that contains termination and change in control provisions. We believe such an arrangement assists the Company in retaining executives, provides continuity of management in the event of an actual or threatened change in control and provides the executive with the security to make decisions that are in the best long-term interest of our stockholders. The terms of the severance plan, as well as additional details on potential acceleration events for outstanding equity compensation awards, are described later in the section titled “Potential Payments Upon Termination or Change in Control.”

Prohibited Equity Transactions

We have a policy that prohibits directors, officers or employees from engaging in short sales or in transactions involving derivatives based on our common stock, such as option contracts, straddles, collars, hedges and writing puts or calls. In addition, we have a policy that prohibits directors and executive officers from pledging our securities as collateral for a loan or holding our securities in a margin account without advance approval from the Company. In addition, our policy requires that directors and executive officers must obtain authorization from the Company before entering into a trading plan that, under the SEC’s Rule 10b5-1, would permit the sale of our stock including at times when the director or executive officer is in the possession of material nonpublic information.

Deductibility of Executive Compensation

Section 162(m) of the Code generally places restrictions on the deductibility of executive compensation paid by public companies. Following a transition period that is provided to companies that have recently completed their initial public offering, we will not be able to deduct compensation paid to any of the NEOs (other than the Chief Financial Officer) in excess of $1,000,000 unless the compensation meets the definition of “performance-based compensation” as required in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Non-deductibility results in additional tax costs to us. We are currently in the above-mentioned transition period, therefore our compensation decisions for 2015 were not significantly impacted by the rules within Section 162(m) of the Code.

Risk Assessment

We do not believe that our employee compensation policies and practices give rise to risks that are reasonably likely to have a material adverse effect on the Company. When making this determination, we considered the following current compensation items:

•	We provide a balanced mix of compensation elements for our executive officers, including (i) cash and equity, (ii) annual and long-term incentive opportunities and (iii) time-based and performance-based incentive awards.

•	We intend for a significant component of our executive compensation program to depend upon the long-term success of the Company, therefore equity compensation awards are generally granted with three-year vesting schedules.

•	While we use Company performance metrics as a guideline for determining annual cash bonuses for the employees, we reserve discretion to consider the risks facing the Company and the market conditions at the time of award determinations in order to ensure that we can provide appropriate pay for performance. The Company may always use negative discretion to lower a target bonus award.

•	We feel that the Company has set proper ethical and moral expectations of its employees through our policies and procedures applicable to all employees.

•	Our executive officers are subject to various restrictions regarding our securities, as further described above under the heading “Prohibited Equity Transactions.”

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of RSP Permian, Inc.

Matthew Ramsey

Kenneth Huseman

Joseph Armes

Executive Compensation Tables

Summary Compensation Table

The following table summarizes, with respect to our current NEOs, information relating to the compensation earned for services rendered during the fiscal years ended December 31, 2015, 2014 and 2013, to the extent that the individual was deemed to be a NEO for that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	All Other Compensation (S)	Total ($)
Steven Gray (Chief Executive Officer)	2015	600,000	810,000	N/A	2,602,379	13,250	4,025,629
	2014	458,750	872,000	N/A	2,528,669	13,000	3,872,419
	2013	225,000	50,000	N/A	N/A	N/A	275,000
Scott McNeill (Chief Financial Officer)	2015	420,000	510,300	N/A	1,593,952	13,250	2,537,502
	2014	400,000	1,253,333	N/A	2,886,140	13,000	4,552,473
	2013	300,000	N/A	0	N/A	N/A	300,000
Zane Arrott (Chief Operating Officer)	2015	400,000	432,000	N/A	1,409,595	13,250	2,254,845
	2014	339,583	667,500	N/A	1,577,464	13,000	2,597,547
	2013	225,000	50,000	N/A	N/A	N/A	275,000
William Huck (Vice President of Operations)	2015	360,000	364,500	N/A	1,171,050	0	1,895,550
James Mutrie (Vice President, General Counsel and Corporate Secretary)	2015	340,000	344,250	N/A	921,667	1,417	1,607,334

(1)	Amounts in the Bonus column for 2015 were paid pursuant to our annual bonus plan and were paid in the first quarter of 2016. Amounts in the Bonus column for 2014 are comprised of two separate bonuses: an IPO bonus and an annual bonus. Messrs. Gray, McNeill and Arrott each received a bonus in connection with our IPO in recognition of their substantial efforts to complete a successful IPO that was comprised of a cash component and a restricted stock award component. The cash component of the IPO bonus was paid to them in January 2014. The cash IPO bonuses granted to the officers were in the amount of $200,000, $833,333 and $300,000 for Messrs. Gray, McNeill and Arrott, respectively. The restricted stock award portion of the IPO bonuses are reflected in the “Stock Awards” column for 2014. The remainder of the amounts for 2014 in the Bonus column reflect each NEO’s annual cash bonus for 2014 that was paid in the first quarter of 2015. Amounts in the Bonus column for 2013 were paid in the fourth quarter of 2013.

(2)	We did not grant stock option awards to our named executive officers in 2015. Mr. McNeill received a grant of profits interest awards at the time that he began his employment in 2013, which, despite the fact that the awards did not require the payment of an exercise price, were most similar economically to the definition of a stock option in Item 402(a)(6)(i) of Regulation S-K promulgated under the Securities Act (as an instrument with an “option-like feature”). Amounts reflected in this column for 2013 for Mr. McNeill reflect a grant date fair value of the awards in accordance with ASC 718 of $0. Because the performance conditions related to these awards were not deemed probable at the time of grant in 2013, no amounts were reported in 2013 for purposes of this table.

(3)	The amounts reflected in the Stock Awards column above represent the aggregate grant date fair value for the restricted stock awards granted under the LTIP, calculated in accordance with the FASB

Accounting Standards Codification Topic 718, Stock Compensation (“Topic 718”). The amounts are consistent with the estimate of aggregate compensation costs to be recognized over the service period for accounting purposes, excluding the estimate of potential forfeitures, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. Additional information on the assumptions used in the computation of these amounts is included in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts above for the 2015 year reflect the aggregate grant date value for the time-based and the performance-based awards. The portion of the amounts disclosed above for our performance awards have a performance vesting requirement and were calculated using probable outcomes for the awards on the grant date, which was the target level of awards granted. If the awards were valued at the maximum potential amount, the grant date value of the performance awards would instead be as follows: Mr. Gray, $2,400,021; Mr. McNeill, $1,470,008; Mr. Arrott, $1,299,986; Mr. Huck, $1,079,990; and Mr. Mutrie, $849,999.

Grants of Plan-Based Awards for 2015

The following table sets forth, for each NEO, information about grants of plan-based awards made during the year ended December 31, 2015.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
		Target (#)(1)	Maximum (#)(2)
Steven Gray	3/1/15	44,183	88,366	44,183	2,602,378
Scott McNeill	3/1/15	27,062	54,124	27,062	1,593,952
Zane Arrott	3/1/15	23,932	47,864	23,932	1,409,595
William Huck	3/1/15	19,882	39,764	19,882	1,171,050
James Mutrie	3/1/15	15,648	31,296	15,648	921,667

(1)          We have reflected the target number of performance-based restricted stock awards that were granted to each NEO during the 2015 year in the Target column, and have reflected a 200% maximum payout under the Maximum column. The awards may vest at various levels between 0-200% of the target number, as further described within the “Compensation Discussion and Analysis” section above.

(2)          See footnote 3 to the Summary Compensation Table for information regarding the calculation of the grant date fair value of all equity awards granted during the 2015 year.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

We do not maintain employment agreements with our NEOs, although each executive is eligible to participate in the Company’s severance plan. Potential severance and change in control benefits provided through that severance plan are further described below within the section titled “Potential Payments Upon Termination or Change in Control.”

We granted both time-based and performance-based LTIP awards during the 2015 year. Vesting schedules applicable to each of these awards have been described within the “Compensation Discussion and Analysis” section above. Potential vesting acceleration events applicable to those awards are described below within the section titled “Potential Payments Upon Termination or Change in Control.”

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each NEO’s total compensation for the year ended December 31, 2015 that was paid in the form of base salary and bonus:

Name	Percentage of Total Compensation
Steven Gray	35%
Scott McNeill	37%
Zane Arrott	37%
William Huck	38%
James Mutrie	42%

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2015. The vesting dates for each award are shown in the accompanying footnotes. The market value of the stock awards is based on the closing market price of our common stock as of December 31, 2015, which was $24.39.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)(3)
Steven Gray	81,939	1,998,492	130,565	3,184,489
Scott McNeill	81,045	1,976,688	73,440	1,791,199
Zane Arrott	43,393	1,058,355	72,701	1,773,187
William Huck	28,007	683,091	57,329	1,398,252
James Mutrie	21,248	518,239	38,650	942,664

(1)          The restricted stock awards in these columns are comprised of various grants from 2014 and 2015, each of which have a vesting schedule that will be satisfied by the executive providing services to us for a specified period of time. The executives received restricted stock in 2015 in the following amounts: Mr. Gray, 44,183; Mr. McNeill, 27,062; Mr. Arrott, 23,932; Mr. Huck, 19,882; and Mr. Mutrie, 15,648. The 2015 awards will vest in three equal installments on the anniversary of the grant date of March 1, 2015. The remaining awards in this column reflect two separate 2014 grants. Certain NEOs received IPO bonus grants on February 11, 2014. The IPO bonus restricted stock awards vest in two installments for Messrs. Gray, McNeill and Arrott, the first of which occurred on February 11, 2015, and the second of which occurred on February 11, 2016. The IPO grants still outstanding as of December 31, 2015 were as follows: Mr. Gray, 9,756; Mr. McNeill, 40,651; and Mr. Arrott, 4,878. A second restricted stock award was granted on February 25, 2014 and was provided as part of our annual equity incentive award program. Like the 2015 award, this award vests in three equal installments, on March 1 of years 2015, 2016 and 2017. The February 25, 2014 annual grants still outstanding as of December 31, 2015 were as follows: Mr. Gray, 28,000; Mr. McNeill, 13,333; Mr. Arrott, 14,583; and Mr. Huck, 8,125. Mr. Mutrie was granted a restricted stock award on June 2, 2014 as part of our annual equity incentive award program. This award vests in three equal installments, on June 2, 2015 of years 2015, 2016 and 2017. The June 2, 2014 annual grants still outstanding for Mr. Mutrie are 5,600.

(2)          The market value of the outstanding equity awards was calculated using the closing price of our common stock on December 31, 2015 of $24.39.

(3)          The awards reflected in these columns are comprised of two grants, one in 2014 and one in 2015, of restricted stock awards which are subject to certain performance conditions (described in detail within the Compensation Discussion and Analysis). As of December 31, 2015, the NEOs held the following amounts of performance awards granted in 2015 (adjusted from target grant levels as described below): Mr. Gray, 66,065; Mr. McNeill, 39,240; Mr. Arrott, 34,701; Mr. Huck, 28,829; and Mr. Mutrie, 22,690. With respect to the 2015 awards, we have assumed that if the performance criteria were determined on December 31, 2015 (rather than the actual performance period ending date in 2017) our performance compared to our peers would be ranked at number 6, which would vest the performance units at 130% of the target number, therefore the number of outstanding shares and their estimated amounts are reported at the level that exceeds actual performance on December 31, 2015. Subject to the satisfaction of the performance criteria, the 2015 awards will cliff vest on December 31, 2017. The remainder of the awards in this column reflect the adjusted 2014 grants. With respect to the 2014 awards, we have assumed that if the performance criteria were determined on December 31, 2015 (rather than the actual performance period ending date in 2016) our performance compared to our peers would be ranked at number 3, which would vest the performance units at 175% of the target number, therefore the number of outstanding shares and their estimated amounts are reported at the level that exceeds actual performance on December 31, 2015. Subject to the satisfaction of the performance criteria, the 2014 awards will cliff vest on December 31, 2016.

Option Exercises and Stock Vested in 2015

The following table reflects the lapse of restrictions, during the year ended December 31, 2015, on equity compensation awards held by our NEOs:

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Steven Gray	23,756	638,774
Scott McNeill	47,318	1,258,327
Zane Arrott	21,926	585,852
William Huck	18,697	498,152
James Mutrie	2,800	80,304

(1)          The number of shares acquired is reported on a gross basis. We withheld the necessary number of shares of common stock in order to satisfy withholding taxes from stock awards, thus the named executive officers actually received a lower number of shares of our common stock than the numbers reported in this table.

(2)          The value realized on vesting is calculated based upon the applicable closing market price of the number of shares acquired (on a gross basis) on the applicable vesting date for each award. It does not represent cash amounts received.

Potential Payments Upon Termination or Change in Control

We believe that it is important to provide our NEOs with certain severance and change in control payments or benefits in order to establish a stable work environment for the individuals responsible for our day to day management. We historically have not maintained any employment, severance or change in control agreements with any of our NEOs. However, in order to better assist us in our above-stated goal, during 2014 we adopted the Executive Change in Control and Severance Plan (the “Severance Plan”), which covers our NEOs and certain other executives. Awards that have been made under the terms of the LTIP to our NEOs are also subject to certain termination and/or change in control provisions. The following text describes certain relevant information in regards to such obligations.

Payments upon Termination by Executive without Good Reason or by Company with Cause

Under the Severance Plan, no obligations are paid upon a termination of employment by an NEO without Good Reason or by us for Cause (as defined in the Severance Plan and summarized below) other than items that are accrued or vested but yet unpaid. No additional payments are made and outstanding equity awards are forfeited in accordance with the terms of the applicable award agreement and the LTIP.

Payments upon Termination Due to Disability or Death

Under the Severance Plan, our NEOs are entitled to receive the following in the event of a termination due to death or Disability (as defined in the Severance Plan and summarized below):

Salary	A cash lump sum payment in an amount equal to one year of the NEO’s then current base salary.

Annual bonus	A cash lump sum payment equal to the prorated annual bonus for the calendar year in which the NEO’s termination occurs.

Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for an 18 month period beginning on the date of the applicable termination on the same basis as provided immediately prior to termination.

Payments upon Termination by Executive with Good Reason or by Company without Cause

Under the Severance Plan, our NEOs are entitled to receive the following in the event of a termination by the NEO for Good Reason or by us without Cause:

Salary	A cash lump sum payment in an amount equal to 1.5 times (2 times, in the case of our Chief Executive Officer) the NEO’s then current base salary.

Annual bonus	A cash lump sum payment equal to the prorated annual bonus for the calendar year in which the NEO’s termination occurs.

Performance bonus	A cash lump sum payment equal to 1.5 times (2 times, in the case of our CEO) the greater of (a) the NEO’s average annual performance bonus for the preceding two calendar years or (b) the NEO’s target annual performance bonus for the calendar year in which the NEO’s termination occurs.

Outstanding equity awards	All outstanding equity awards vest and become exercisable and non-forfeitable With respect to performance-based vesting requirements of restricted stock awards, the applicable performance period will be deemed to end immediately prior to the termination and satisfaction of the applicable performance goals will be based upon actual performance as of the end of the deemed performance period.

Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for an 18 month period (2 years for our CEO) beginning on the date of the applicable termination on the same basis as provided immediately prior to termination.

Payments upon a Change in Control without Termination

The only “single-trigger” change in control benefit provided to our NEOs is the accelerated vesting of outstanding equity awards held by a NEO immediately prior to the change in control. With respect to the performance-based vesting requirements of restricted stock awards, the performance period will be deemed to end immediately prior to the change in control event and satisfaction of the applicable performance goals will be based upon actual performance as of the end of the revised performance period.

Payments upon a Change in Control and Termination for Good Reason or without Cause

If the NEO terminates employment with us for Good Reason or is terminated by us without Cause within two years following a Change in Control, the NEO is entitled to receive the following:

Salary	A cash lump sum payment in an amount equal to 2.5 times (3 times, in the case of our CEO) the NEO’s then current base salary.

Annual bonus	A cash lump sum payment equal to the prorated annual bonus for the calendar year in which the NEO’s termination occurs.

Performance bonus	A cash lump sum payment equal to 2.5 times (3 times, in the case of our CEO) the greater of (a) the NEO’s average annual performance bonus for the preceding two calendar years or (b) the NEO’s target annual performance bonus for the calendar year in which the NEO’s termination occurs.

Outstanding equity awards	All outstanding equity awards vest and become exercisable and non-forfeitable With respect to performance-based vesting requirements of restricted stock awards the applicable performance period will be deemed to end immediately prior to the termination and satisfaction of the applicable performance goals will be based upon actual performance as of the end of the deemed performance period.

Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for a 2.5 year period (3 years for our Chief Executive Officer) beginning on the date of the applicable termination on the same basis as provided immediately prior to termination.

Tax Gross-Up

The Severance Plan does not provide a tax gross-up provision for federal excise taxes that may be imposed under section 4999 of the Code. Instead, the Severance Plan includes a modified cutback provision, which states that, if amounts payable to a plan participant under the Severance Plan (together with any other amounts that are payable by us as a result of a change in control (the “Payments”) exceed the amount allowed under section 280G of the Code for such participant, thereby subjecting the participant to an excise tax under section 4999 of the Code, then the Payments will either be: (i) reduced to the level at which no excise tax applies, such that the full amount of the Payments would be equal to $1 less than three times the participant’s “base amount,” which is the average W-2 earnings for the five calendar years immediately preceding the date of termination, or (ii) paid in full, which would subject the participant to the excise tax. We will determine, in good faith, which alternative produces the best net after tax position for a participant. The Severance Plan may be amended or terminated by resolution of two-thirds of our Board of Directors, except that (i) no amendment adopted within one year prior to a change in control may adversely affect any plan participant without his or her consent, (ii) no amendment may be made at the request of a third party that takes steps to effectuate a change in control or otherwise in connection with a change in control and (iii) no amendment may be made within two years following the occurrence of a change in control that would adversely affect any individual who is a plan participant on the change in control date.

Quantification of Payments

The table below discloses the amount of compensation and/or other benefits due to the NEOs in the event of their termination of employment and/or in the event we undergo a change in control as defined below. The amounts disclosed assume that such termination and/or the occurrence of such change in control was effective as of December 31, 2015, that the price of our stock on December 31, 2015 was $24.39, and that none of the individuals are owed any amounts or benefits from the Company at the time of the triggering event (such as unpaid salaries or reimbursements). The amounts below have been calculated using numerous other assumptions that we believe are reasonable, and include amounts earned through December 31, 2015 and estimates of the amounts that would be paid out to the NEOs upon their respective terminations and/or upon the occurrence of a change in control. The actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a NEO is actually terminated and/or a change in control actually occurs.

Name	Benefit	Death or Disability ($)	Without “Cause” or “Good Reason” Terminations ($)	Change in Control without Termination ($)	Change in Control with Termination ($)
Steven Gray	Salary	600,000	1,200,000	—	1,800,000
	Performance Bonus (1)	—	1,200,000	—	1,800,000
	Pro-Rata Bonus (2)	600,000	600,000	—	600,000
	Health and Welfare Benefits (3)	9,107	12,142	—	18,213
	LTIP Awards (4)	—	4,893,290	4,893,290	4,893,290

	Total	1,209,107	7,905,432	4,893,290	9,111,503

Scott McNeill	Salary	420,000	630,000	—	1,050,000
	Performance Bonus (1)	—	567,000	—	945,000
	Pro-Rata Bonus (2)	378,000	378,000	—	378,000
	Health and Welfare Benefits (3)	15,120	15,120	—	25,200
	LTIP Awards (4)	—	3,603,027	3,603,027	3,603,027

	Total	813,120	5,193,147	3,603,027	6,011,227

Zane Arrott	Salary	400,000	600,000	—	1,000,000
	Performance Bonus (1)	—	480,000	—	800,000
	Pro-Rata Bonus (2)	320,000	320,000	—	320,000
	Health and Welfare Benefits (3)	14,867	14,867	—	24,778
	LTIP Awards (4)	—	2,670,817	2,670,817	2,670,817

	Total	734,867	4,085,684	2,670,817	4,815,595

William Huck	Salary	360,000	540,000	—	900,000
	Performance Bonus (1)	—	405,000	—	675,000
	Pro-Rata Bonus (2)	270,000	270,000	—	270,000
	Health and Welfare Benefits (3)	15,120	15,120	—	25,200
	LTIP Awards (4)	—	1,953,727	1,953,727	1,953,727

	Total	645,120	3,188,847	1,953,727	3,823,927

Name	Benefit	Death or Disability ($)	Without “Cause” or “Good Reason” Terminations ($)	Change in Control without Termination ($)	Change in Control with Termination ($)

Jim Mutrie	Salary	340,000	600,000	—	850,000
	Performance Bonus (1)	—	382,500	—	637,500
	Pro-Rata Bonus (2)	255,000	255,000	—	255,000
	Health and Welfare Benefits (3)	9,015	9,015	—	15,025
	LTIP Awards (4)	—	1,372,923	1,372,923	1,372,923

	Total	604,015	2,619,438	1,372,923	3,130,448

(1)	We have assumed for purposes of this table that each NEO’s 2015 target bonus is a greater amount than the NEO’s average annual performance bonus for the preceding two calendar years.

(2)	Although the NEOs would only be entitled to receive a pro-rata bonus for the year in which the termination occurs, with the assumption that a termination occurs on the last day of the year, the full amount of the 2015 year bonus has been reported in this row.

(3)	Health and welfare benefits were calculated using the COBRA rates for each NEO and his or her applicable dependents as of December 31, 2015.

(4)	The amounts reflected in the “LTIP Awards” rows are aggregate values of the acceleration for all time-based and performance-based LTIP awards that were outstanding as of December 31, 2015. For a breakdown of shares outstanding for each NEO, see the “Outstanding Equity Awards at Fiscal Year-End” table. With respect to the performance-based awards, the acceleration would take place based upon the Company’s actual performance satisfaction on the date that the acceleration takes place, but for purposes of this table we have assumed an acceleration based upon performance results at December 31, 2015. With respect to the performance-based awards granted in 2014, actual performance on December 31, 2015 would have accelerated at 175% of target. With respect to the performance-based awards granted in 2015, actual performance on December 31, 2015 would have accelerated at 130% of target.

DIRECTOR COMPENSATION

The members of our Board of Directors who are not also our employees receive a combination of cash and equity-based compensation for their service to us. During 2015, we paid each non-employee director a cash retainer in the amount of $50,000 and a quarterly board fee of $1,500. If the non-employee director also provided services on the Audit Committee or the Compensation Committee, he received an additional $1,250 fee for each quarter of service. The chair of the Audit Committee received an additional chairman’s fee of $15,000, the chair of the Compensation Committee received an additional chairman’s fee of $10,000 and the chair of the Nominating and Corporate Governance Committee received an additional chairman’s fee of $5,000.

Each non-employee director is also eligible to receive an annual equity award pursuant to our LTIP with a target award amount of $125,000 for the 2015 year. The awards granted to the non-employee directors on March 1, 2015 were time-based restricted stock awards which are scheduled to vest on the first anniversary of the grant date, but they would receive accelerated vesting in the event that we incur a change in control (as defined in the LTIP). We have adopted an equity award policy for our non-employee directors that states that each director will receive an annual equity award grant. If a director is appointed to the Board of Directors within ninety days of the regular annual grant, that director will be eligible to receive the annual equity grant. If the director is appointed more than ninety days following the annual grant but prior to 270 days following the annual grant, the director will be eligible to receive a pro-rated award that is fifty percent of the regular annual grant provided to other non-employee directors. If the director is appointed to the Board of Directors 271 days following the annual grant, no equity award will be provided to that director for that year.

We also reimburse each of our directors for reasonable travel expenses and other expenses relating to their service to the Board of Directors or any committee thereof.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Joseph Armes	81,000	125,000	N/A	206,000
Ted Collins	63,500	125,000	N/A	188,500
Michael Wallace	56,000	125,000	N/A	181,000
Matthew Ramsey	76,000	125,000	N/A	201,000
Kenneth Huseman (1)	37,925	125,000	N/A	162,925
David Albin (1)(2)	72,075	0	N/A	72,075

(1)          Mr. Albin’s term expired May 20, 2015 at our 2015 Annual Meeting. Kenneth Huseman was elected to take Mr. Albin’s place on the Board of Directors at that time.

(2)          Mr. Albin’s director fees were not retained by him personally. He served on our Board of Directors as an appointee of NGP, and all cash fees reported were paid to NGP.

(3)          The amounts reflected in the Stock Awards column above represent the aggregate grant date fair value for the restricted stock awards granted under the LTIP during 2015, calculated in accordance with FASB ASC Topic 718. The amounts are consistent with the estimate of aggregate compensation costs to be recognized over the service period for accounting purposes, excluding the estimate of potential forfeitures, and do not necessarily correspond to the actual value that will be recognized by the directors. Additional information on the assumptions used in the computation of these amounts is included in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, each of the current non-employee directors hold the following number of outstanding restricted stock awards: Mr. Armes, 4,602; Mr. Collins, 4,602; Mr. Wallace, 4,602; Mr. Ramsey, 4,602; and Mr. Huseman, 4,437.

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 17, 2016 by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and Named Executive Officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless indicated below, the address of each individual listed below is c/o RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, TX 75219.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)(1)
5% Stockholders
Ted Collins, Jr.(2)	10,904,240	10.7%
Wellington Management Group LLP(3)	8,804,372	8.7%
Wallace Family Partnership L.P.(4)	8,189,126	8.0%
ACTOIL, LLC(5)	7,940,524	7.8%
TIAA-CREF Investment Management, LLC(6)	5,066,905	5.0%
Boston Partners(7)	5,035,868	5.0%
Directors and Named Executive Officers
Michael Grimm(8)	566,277	*
Steven Gray(9)	202,777	*
Scott McNeill(10)	729,213	*
Ken Huseman(11)	17,510	*
Joseph B. Armes(12)	22,175	*
Ted Collins, Jr.(2)	10,904,240	10.7%
Matthew S. Ramsey(13)	22,675	*
Michael W. Wallace(14)	10,455,862	10.3%
Zane Arrott(15)	519,089	*
William Huck(16)	413,837	*
James Mutrie(17)	38,607	*
All executive officers and directors as a group (15 persons)	23,892,262	23.5%

*Less than one percent

(1)	Applicable percentage ownership is based on 101,644,126 shares of common stock outstanding as of April 17, 2016.

(2)

Mr. Collins is the record owner of 10,904,240 shares (8,073 shares of which are unvested restricted stock) and has sole investment power over 10,896,167 shares and, as a result of the stockholders’ agreement, shared voting power over all of those shares. Also, as a member of Collins & Wallace

Holdings, LLC, Mr. Collins may be deemed to have shared voting and investment power over the 2,166,152 shares of our common stock held of record by Collins & Wallace Holdings, LLC. Mr. Collins may also be deemed to have shared voting and investment power over the 1,000 shares of our common stock that are held of record by Mr. Collins’ spouse.

In addition, due to his rights under the stockholders’ agreement, which is described below under “Certain Relationships and Related Transactions — Stockholders’ Agreement,” Mr. Collins may be deemed to share voting power over the 8,294,296 shares of our common stock held of record by the other parties to the stockholders’ agreement. Also, as a result of the stockholders’ agreement, Mr. Collins does not have sole voting power over any shares.

Mr. Collins disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

The address for Mr. Collins is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(3)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 11, 2016 by Wellington Management Group LLP. Wellington Management Group LLP may be deemed to have shared investment power over 8,804,372 shares of our common stock and shared voting power over 7,822,272 shares of our common stock. Wellington Management Group LLP does not have sole voting or investment power over any shares of our common stock. The address for Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(4)	Wallace Family Partnership, LP, the record owner of the 8,189,126 shares, is a family-owned entity owned by Mr. Wallace and other members of his family. The general partner of Wallace Family Partnership, LP is Michael Wallace Management, LLC, and Mr. and Mrs. Wallace are the managers of Michael Wallace Management, LLC. Because of the foregoing relationships, Wallace Family Partnership, LP, Michael Wallace Management, LLC and Mr. and Mrs. Wallace may be deemed to have shared voting and investment power over the 8,189,126 shares.

Due to Wallace Family Partnership, LP’s rights under the stockholders’ agreement, which is described below under “Certain Relationships and Related Transactions — Stockholders’ Agreement,” Wallace Family Partnership, LP may be deemed to share voting power over the 11,009,410 shares of our common stock held of record by the other parties to the stockholders’ agreement. Also, as a result of the stockholders’ agreement, Wallace Family Partnership, LP does not have sole voting power over any shares.

Wallace Family Partnership, LP, Michael Wallace Management, LLC and Mr. and Mrs. Wallace disclaim beneficial ownership of the reported shares in excess of its, his or her pecuniary interest in the shares.

The address for Wallace Family Partnership, LP is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(5)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 12, 2016 by ACTOIL, LLC (“ACTOIL”). ACTOIL, LLC is a wholly owned subsidiary of TIAA Oil and Gas Investments, LLC, its sole member. TIAA Oil and Gas Investments, LLC is a wholly owned subsidiary of Teachers Insurance and Annuity Association of America, its sole member. Because of the foregoing relationships, each of ACTOIL, LLC, TIAA Oil and Gas Investments, LLC and Teachers Insurance and Annuity Association of America may be deemed to have shared voting and investment power over 7,940,524 shares of our common stock. None of ACTOIL, LLC, TIAA Oil and Gas Investments, LLC or Teachers Insurance and Annuity Association of America has sole voting or investment power over any shares of our common stock. Each of ACTOIL, LLC, TIAA Oil and Gas Investments, LLC and

Teachers Insurance and Annuity Association of America disclaim beneficial ownership of the reported shares in excess of its pecuniary interest in the shares. The address for ACTOIL, LLC is 730 Third Avenue, New York, New York 10017.

(6)	Information is based on a Schedule 13G filed with the SEC on February 10, 2016 by TIAA-CREF Investment Management, LLC (“Management”). Management reported sole voting power with respect to 5,066,905 shares of our common stock, sole dispositive power with respect to 5,066,905 shares of our common stock and no shared or dispositive power. The address for Management 730 Third Avenue, New York, NY 10017.

(7)	Information is based on a Schedule 13G filed with the SEC on February 12, 2016 by Boston Partners. Boston Partners may be deemed to have sole investment power over 5,035,868 shares of our common stock and does not have shared investment power over any shares of our common stock. Boston Partners may be deemed to have sole voting power over 4,465,519 shares of our common stock and shared voting power over 19,213 shares. The address for Boston Partners is One Beacon Street, 3th Floor, Boston, Massachusetts 02108.

(8)	Of the 566,277 shares of our common stock beneficially owned by Mr. Grimm, 40,028 are held of record by Mr. Grimm (16,949 shares of which are unvested restricted stock) and 526,249 shares are held of record by a family partnership titled the Grimm Family Limited Partnership, of which Mr. Grimm is a manager of the general partner. Mr. Grimm therefore may be deemed to have shared voting and investment power over 526,249 shares, sole voting power over 40,028 shares and sole investment power over 23,079 shares. Mr. Grimm disclaims beneficial ownership of the 526,249 shares except to the extent of his pecuniary interest therein.

(9)	Of the 202,777 shares of our common stock beneficially owned by Mr. Gray, 128,594 shares are unvested restricted stock. As a result, Mr. Gray has sole voting power over 202,777 shares and sole investment power over 74,183 shares.

(10)	Of the 729,213 shares of our common stock beneficially owned by Mr. McNeill, (i) 135,666 shares are held by Mr. McNeill (68,051 shares are unvested restricted stock), (ii) 392,647 shares are held of record by McFam, LP, of which Mr. McNeill is manager of the general partner, (iii) 180,000 shares are held of record by an irrevocable trust for the benefit of Mr. McNeill’s children, of which Mr. McNeill is the trustee, (iv) 20,000 shares are held of record by Jasolo, LP, of which Mr. McNeill is a manager of the general partner and (v) 900 shares are held by Mr. McNeill as custodian for minor children under the Uniform Transfer to Minors Act. As a result, Mr. McNeill has sole voting power over 729,213 shares and sole investment power over 661,162 shares. Mr. McNeill disclaims beneficial ownership of the shares held by him as custodian except to the extent of his pecuniary interest therein.

(11)	Of the 17,510 shares of our common stock beneficially owned by Mr. Huseman, 12,510 shares are unvested restricted stock. As a result, Mr. Huseman has sole voting power over 17,510 shares and sole investment power over 5,000 shares.

(12)	Of the 22,175 shares of our common stock beneficially owned by Mr. Armes, 17,675 shares are held of record by Mr. Armes (8,073 shares are unvested restricted stock) and 4,500 shares are held of record by a family limited partnership, of which Mr. Armes owns 50% of the general partner. Mr. Armes therefore may be deemed to have shared voting and investment power over 4,500 shares, sole voting power over 17,675 shares and sole investment power over 9,602 shares. Mr. Armes disclaims beneficial ownership of the 4,500 shares held of record by the family limited partnership except to the extent of his pecuniary interest therein.

(13)	Of the 22,675 shares of our common stock beneficially owned by Mr. Ramsey, 8,073 shares are unvested restricted stock. As a result, Mr. Ramsey has sole voting power over 22,675 shares and sole investment power over 14,602 shares.

(14)	Of the 10,455,862 shares of our common stock beneficially owned by Mr. Wallace, (i) 17,675 shares are held of record by Mr. Wallace (8,073 shares of which are unvested restricted stock), (ii) 82,109 shares are held of record by Mr. Wallace’s wife, (iii) 8,189,126 shares are held of record by Wallace Family Partnership, LP (see footnote (4) above), (iv) 2,166,152 shares are held of record by Collins & Wallace Holdings, LLC, (v) 500 shares are held by Mr. Wallace as custodian for a minor child under the Uniform Transfer to Minors Act, and (vi) 300 shares are held by a member of Mr. Wallace’s immediate family sharing the same household. Wallace Family Partnership, LP is a member of Collins & Wallace Holdings, LLC, Michael Wallace Management, LLC is the general partner of Wallace Family Partnership, LP, and Mr. Wallace is a manager of Michael Wallace Management, LLC. As a result, Mr. Wallace has sole voting power over 18,175 shares and sole investment power over 10,102 shares. Mr. Wallace may be deemed to have shared voting and investment power over 10,437,687 shares and may be deemed to have shared voting power over the shares held by the parties to the stockholders’ agreement (see footnote 4 above). Mr. Wallace disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

The address for Mr. Wallace is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(15)	Of the 519,089 shares of our common stock beneficially owned by Mr. Arrott, 94,789 shares are held of record by Mr. Arrott (64,525 shares of which are unvested restricted stock) and 424,300 are held of record by a family partnership titled Arrott Family Holdings, L.P., of which Mr. Arrott is a general partner. Mr. Arrott therefore may be deemed to have shared voting and investment power over 424,300 shares, sole voting power over 94,789 shares and sole investment power over 30,264 shares. Mr. Arrott disclaims beneficial ownership of the 424,300 shares held of record by the family limited partnership except to the extent of his pecuniary interest therein.

(16)	Of the 413,837 shares of our common stock beneficially owned by Mr. Huck, 46,341 shares are unvested restricted stock. As a result, Mr. Huck has sole voting power over 413,837 shares and sole investment power over 367,496 shares.

(17)	Of the 38,607 shares of our common stock beneficially owned by Mr. Mutrie, 38,607 shares are unvested restricted stock. As a result, Mr. Mutrie has sole voting power over 38,607 shares and does not have sole investment power over any shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates

Coronado Midstream, LLC

We are party to a gas purchase agreement, dated March 1, 2009, as amended, with MidMar Gas, LLC, which was renamed Coronado Midstream, LLC in September 2013, an entity that owns a natural gas gathering system and processing plant in the Permian Basin. Under this agreement, Coronado Midstream, LLC is obligated to purchase from us, and we are obligated to sell to Coronado Midstream, LLC, all of the natural gas conforming to certain quality specifications produced from certain of our Permian Basin acreage.

Messrs. Collins and Wallace no longer own an interest in Coronado Midstream, LLC. From January 1, 2015 until March 16, 2015, Messrs. Collins and Wallace each owned approximately 10.3% of the ownership interests in Coronado Midstream, LLC, and the remaining interests in Coronado Midstream, LLC were owned by unaffiliated third parties. On March 16, 2015 Coronado Midstream, LLC was acquired by EnLink Midstream, LLC and in the transaction, Messrs. Collins and Wallace sold all of their interests in Coronado Midstream, LLC to EnLink Midstream, LLC, a third-party unaffiliated with us. From 2009 to March 2015, Mr. Collins was the chairman of the board of managers of Coronado Midstream, LLC, and from 2012 to March 2015, Mr. Wallace served on the board of managers of Coronado Midstream, LLC. For the year ended December 31, 2015, Coronado Midstream, LLC accounted for 3.2% of our revenue.

WPR Acquisition

In the fourth quarter of 2015, we acquired undeveloped acreage and oil and gas producing properties from Wolfberry Partners Resources LLC (“WPR”). These properties are located in the core of the Midland Basin and had an approximate aggregate purchase price of approximately $137 million, subject to certain purchase price adjustments. Messrs. Collins and Wallace own both directly and indirectly approximately 41% and 31% of WPR, respectively. Due to the related party nature of the WPR acquisition, only the disinterested members of the Board of Directors, consistent with our Related Party Transaction Policy described below, reviewed and ultimately approved the transaction. The disinterested directors also chose to hire an investment banking firm to advise them and render an opinion as to the fairness of the acquisition to the Company.

Registration Rights Agreement

In connection with the closing of our initial public offering, we entered into a registration rights agreement with, among other parties, Ted Collins, Jr., Wallace LP, ACTOIL, Rising Star Energy Development Company, L.L.C. (“Rising Star”) and Pecos. Pursuant to the registration rights agreement, we have agreed to register the sale of shares of our common stock under certain circumstances.

In January 2015, Rising Star distributed all of its shares of the Company’s common stock to its sole member, which in turn distributed all such shares to its limited partners and to its general partner, which in turn made a distribution to its members, on a pro rata basis. In connection with such distribution, Rising Star assigned its rights and obligations under the registration rights agreement to all of the persons who received shares of the Company’s common stock from Rising Star’s sole member or the general partner of Rising Star’s sole member.

Demand Rights.    Subject to the limitations set forth below, each of Ted Collins, Jr., Wallace LP and ACTOIL (or their permitted transferees) have the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of their shares of common stock. Generally, we are required to provide notice of the request within five business days following the receipt of such demand request to other holders of our common stock who have demand rights, who may, in certain circumstances, participate in the registration. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 days after the closing of any underwritten offering of shares of our common stock.

Further, we are not obligated to effect (i) through December 31, 2016, more than a total of three demand registrations or (ii) on or after January 1, 2017, more than two demand registrations for each of Mr. Collins, Wallace LP or ACTOIL.

We are also not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50 million. As long as we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. We will be required to use all commercially reasonable efforts to maintain the effectiveness of any such registration statement until all shares covered by such registration statement have been sold.

In addition, each of Mr. Collins, Wallace LP and ACTOIL (or their permitted transferees) have the right to require us, subject to certain limitations, to effect a distribution of any or all of their shares of common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration and other than a requested underwritten offering made concurrently with a demand registration) will constitute a demand request subject to the limitations set forth above.

Piggyback Rights.    Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify the parties to the registration rights agreement of such proposal at least five business days before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

Conditions and Limitations; Expenses.    These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Stockholders’ Agreement

In connection with the closing of our initial public offering, we entered into a stockholders’ agreement with, among other parties, Mr. Collins, Wallace LP, and Pecos. The stockholders’ agreement provided each of Mr. Collins and Wallace LP with the right to designate a certain number of nominees to our Board of Directors, subject to the following:

•	Mr. Collins has the right to designate one nominee to our Board of Directors, provided that such number of nominees shall be reduced to zero if Mr. Collins and his affiliates collectively own less than 5% of the outstanding shares of our common stock, and provided further that Mr. Collins and his affiliates shall be deemed to beneficially own only the number of shares that is proportional to their ownership of Collins & Wallace Holdings, LLC; and

•	Wallace LP has the right to designate one nominee to our Board of Directors, provided that such number of nominees shall be reduced to zero if Wallace LP and its affiliates collectively own less than 5% of the outstanding shares of our common stock, and provided further that Wallace LP and its affiliates shall be deemed to beneficially own only the number of shares that is proportional to their ownership of Collins & Wallace Holdings, LLC.

The stockholders’ agreement requires the stockholders party thereto to take all necessary actions, including voting their shares of our common stock, to cause the election of the nominees designated by Mr. Collins and Wallace LP. Mr. Collins and Wallace LP each currently have the right to designate one nominee.

Procedures for Approval of Related Party Transactions

On August 8, 2014, our Board of Directors adopted a written Related Party Transaction Policy pursuant to which a “Related Party Transaction” is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved will or may be expected to exceed $120,000, and in which any Related Person had, has or will have a direct or indirect interest (other than as a result of being a director or a less than 10% beneficial owner of another entity). A “Related Person” means:

•	a director or director nominee of the Company;
•	a senior officer of the Company, which, among others, includes each vice president and officer of the Company that is subject to reporting under the Exchange Act;
•	a stockholder owning more than 5% of the common stock of the Company or its controlled affiliates, which we refer to as a 5% Stockholder;
•	a person who is an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, senior officer or 5% Stockholder, and any person (other than a tenant or employee) sharing the household of such director, director nominee, senior officer or 5% Stockholder; and
•	an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of the entity.

The Board of Directors has determined that the Audit Committee will periodically review all Related Party Transactions and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee reviews the material facts of all Related Party Transactions that require its approval and either approves or disapproves of the entry into the Related Party Transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of a Related Party Transaction for which such director is a Related Person, except that such director is required to provide all material information concerning the Related Party Transaction to the Audit Committee. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; (2) the extent of the Related Person’s interest in the transaction; and (3) whether the Related Party Transaction is material to the Company.

Our Related Party Transactions policy also provides that certain interested transactions will have standing pre-approval from the Audit Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or if the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board of Directors approve) the compensation; (2) director compensation that is disclosed in the proxy statement and approved by the Board of Directors or a Committee thereof; (3) transactions with companies at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares if the aggregate amount involved does not exceed the greater of $1.0 million or 5% of that company’s total annual revenues; (4) certain charitable contributions; (5) transactions where all stockholders receive proportional benefits; (6) transactions involving competitive bids; (7) regulated transactions; and (8) certain banking services.

Since January 1, 2015, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the

Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation,” and the transactions described or referred to in “Certain Relationships and Related Party Transactions.”

Director Indemnification Agreements

Our Amended and Restated Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law, which we refer to as the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Amended and Restated Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with our future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Amended and Restated Certificate of Incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders, including director nominations, intended to be presented at our 2017 annual meeting of stockholders must be received by the Company by December 30, 2016 to be considered for inclusion in our proxy statement relating to such meeting. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8.

A stockholder must notify the Company no earlier than January 25, 2017 and no later than February 24, 2017 of a proposal, including director nominations, for the 2017 annual meeting which the stockholder intends to present (other than by inclusion in our proxy material), unless the date of the 2017 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this Annual Meeting, in which case, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2017 annual meeting and not later than the close of business on the later of the 90th day prior to the 2017 annual meeting or, if the first public announcement of the date of the 2017 annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Amended and Restated Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. If you wish to have the Board of Directors consider a nominee for director or other proposal, you must send a written notice containing the information required by our Amended and Restated Bylaws to the Corporate Secretary of the Company at our principal executive offices at RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219.

If timely notice of a stockholder proposal is not received by the Company, then the proxy named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the annual meeting, whether or not there is any discussion of the matter in the Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers, banks and other nominees to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for companies. If there are multiple stockholders of record residing at your address, and they consent to do so, the Company will discontinue sending multiple copies of its proxy statement and annual report to your address.

We will utilize householding only if: (i) you do not object to the householding of your materials; and (ii) you have the same last name and exact address as another Company stockholder. If these conditions are met, and SEC regulations allow, your household will receive a single copy of the Company’s proxy and information statements, annual reports and prospectuses. We will continue to send a separate proxy and voting instruction card for each account holder residing at your address.

If you do not wish to participate in the householding of the Company’s stockholder mailings, please contact us through our transfer agent, American Stock Transfer & Trust, at 1-800-627-7020 or 6201 15th Avenue, Brooklyn, NY 11219 to “opt out” or revoke your consent. If you “opt out” or revoke your consent to household, each primary account holder residing at your address will begin receiving individual copies of the Company’s Proxy Statement, annual report and other future stockholder mailings within 30 days of receipt of your opt out or revocation notice.

If you do not object to householding, (1) you are agreeing that your household will only receive one copy of the Company’s stockholder mailings and (2) your consent will be implied and householding will start 60 days after the mailing of this notice included in the proxy statement. Your affirmative or implied consent to household will remain in effect until you revoke it.

You may also contact our transfer agent, American Stock Transfer & Trust, at 1-800-627-7020 or 6201 15th Avenue, Brooklyn, NY 11219 if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2015 can be found in the Company’s 2015 Annual Report on Form 10-K. A copy of the 2015 Annual Report on Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. The Company will furnish without charge a copy of the 2015 Annual Report on Form 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on April 4, 2016. The Company will also furnish copies of any exhibits to the 2015 Annual Report on Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

RSP PERMIAN, INC.

Proxy for Annual Meeting of Stockholders on May 25, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James Mutrie with full power of substitution and power to act alone as proxy to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of RSP Permian, Inc., to be held May 25, 2016 at 3141 Hood Street, Suite 700, Dallas, Texas 75219, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

RSP PERMIAN, INC.

May 25, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.rsppermian.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1,

“FOR” PROPOSALS 2 AND 3 AND “1 YEAR” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: Joseph B. Armes Class II director Matthew S. Ramsey Class II director		2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			3.	Approval, on an advisory basis, of the Company’s executive compensation.	☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
			4.	Approval, on an advisory basis, of the frequency of the advisory vote on the Company’s executive compensation. ☐	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2 and 3 and “1 YEAR” for Proposal 4.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

RSP PERMIAN, INC.

May 25, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.rsppermian.com.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1,

“FOR” PROPOSALS 2 AND 3 AND “1 YEAR” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: Joseph B. Armes Class II director Matthew S. Ramsey Class II director		2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			3.	Approval, on an advisory basis, of the Company’s executive compensation.	☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
			4.	Approval, on an advisory basis, of the frequency of the advisory vote on the Company’s executive compensation. ☐	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2 and 3 and “1 YEAR” for Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.